OMB APPROVAL

OMB Number:	3235-0059
Expires:	February 28, 2006
Estimated average burden hours per response	12.75

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Rule 14a-101

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Starbucks Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

SEC 1913 (11-01)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Seattle, Washington
January 17, 2007

Dear Shareholders:

You are cordially invited to attend the Starbucks Corporation Annual Meeting of Shareholders on Wednesday, March 21, 2007, at 10 a.m. (Pacific Time). The meeting will be held at Marion Oliver McCaw Hall at the Seattle Center, located on Mercer Street, between Third and Fourth Avenues, in Seattle, Washington. Directions to McCaw Hall and transportation information appear on the back cover of this notice of annual meeting and proxy statement. Enclosed within the proxy statement are two admission tickets for the Annual Meeting. Each attendee must present an admission ticket enclosed within this proxy statement.

The matters to be acted upon are described in the accompanying notice of annual meeting and proxy statement. At the meeting, we will also report on Starbucks Corporation’s operations and respond to any questions you may have.

As always, we anticipate a large number of attendees at our Annual Meeting of Shareholders. We have taken several steps to accommodate as many people as possible, including providing additional seating in the main hall and overflow seating in the Exhibition Hall next door to view a live video feed.

While we will make every effort to accommodate all attendees, we cannot guarantee seating availability. We strongly recommend that shareholders arrive at McCaw Hall at least one hour prior to the event. Doors will open at 8 a.m. the day of the event.

YOUR VOTE IS VERY IMPORTANT.  Whether or not you plan to attend the Annual Meeting of Shareholders, we urge you to vote and submit your proxy by the Internet, telephone or mail in order to ensure the presence of a quorum. If you attend the meeting, you will, of course, have the right to revoke the proxy and vote your shares in person. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares.

Very truly yours,

Howard Schultz chairman	James L. Donald president and chief executive officer

STARBUCKS CORPORATION
2401 Utah Avenue South
Seattle, Washington 98134

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Starbucks Corporation (the “Company”) will be held at Marion Oliver McCaw Hall at the Seattle Center, located on Mercer Street, between Third and Fourth Avenues, in Seattle, Washington, on Wednesday, March 21, 2007, at 10 a.m. (Pacific Time) for the following purposes:

1.	To elect 11 directors to serve until the 2008 Annual Meeting of Shareholders;

2.	To approve the material terms of the Starbucks Executive Management Bonus Plan;

3.	To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2007; and

4.	To transact such other business as may properly come before the meeting.

Only shareholders of record at the close of business on January 12, 2007 will be entitled to notice of and to vote at the Annual Meeting of Shareholders and any adjournments thereof.

The Company’s proxy statement is attached hereto. Financial and other information concerning the Company is contained in the Company’s Annual Report to Shareholders for the fiscal year ended October 1, 2006.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting of Shareholders, we urge you to vote and submit your proxy by the Internet, telephone, or mail in order to ensure the presence of a quorum.

Registered holders may vote:

1.	By Internet: go to http://www.proxyvoting.com/sbux to vote on the Internet;

2.	By toll-free telephone: call 1-866-540-5760 to vote by phone; or

3.	By mail: mark, sign, date and promptly mail the enclosed proxy card in the postage-paid envelope. Any proxy may be revoked at any time prior to its exercise at the meeting.

Beneficial Shareholders.  If your shares are held in the name of a broker, bank or other holder of record, follow the voting instructions you receive from the holder of record to vote your shares.

By Order of the Board of Directors,

Paula E. Boggs
secretary

Seattle, Washington
January 17, 2007

STARBUCKS CORPORATION
2401 Utah Avenue South
Seattle, Washington 98134

PROXY STATEMENT
for the
ANNUAL MEETING OF SHAREHOLDERS

This proxy statement is furnished by and on behalf of the board of directors (the “Board of Directors” or “Board”) of Starbucks Corporation, a Washington corporation (“Starbucks” or the “Company”), in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders of the Company to be held at 10 a.m. (Pacific Time) on Wednesday, March 21, 2007 (the “Annual Meeting”), at Marion Oliver McCaw Hall (“McCaw Hall”) at the Seattle Center, located on Mercer Street, between Third and Fourth Avenues, in Seattle, Washington, and at any adjournment thereof. Directions to McCaw Hall and a map are provided on the back cover of this proxy statement. This proxy statement and the enclosed proxy card will be first mailed on or about January 29, 2007 to the Company’s shareholders of record on January 12, 2007 (the “Record Date”). On the Record Date, there were 753,576,146 shares of Common Stock outstanding and there were no outstanding shares of any other class of stock. Holders of shares of Common Stock are entitled to cast one vote per share on all matters.

A shareholder who delivers an executed proxy pursuant to this solicitation may revoke it at any time before it is exercised by (i) executing and delivering a later dated proxy card to the secretary of the Company prior to the Annual Meeting, (ii) delivering written notice of revocation of the proxy to the secretary of the Company prior to the Annual Meeting, or (iii) attending and voting in person at the Annual Meeting. Attendance at the Annual Meeting, in and of itself, will not constitute a revocation of a proxy. Proxies will be voted as instructed by the shareholder or shareholders granting the proxy. Unless contrary instructions are specified, if the enclosed proxy is executed and returned (and not revoked) prior to the Annual Meeting, the shares of common stock, $0.001 par value per share (the “Common Stock”), of the Company represented thereby will be voted: (1) FOR the election of the 11 director candidates nominated by the Board of Directors; (2) FOR the approval of the material terms of the Starbucks Executive Management Bonus Plan; (3) FOR the ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2007 (“fiscal 2007”); and (4) in accordance with the best judgment of the named proxies on any other matters properly brought before the Annual Meeting.

The presence, in person or by proxy, of holders of a majority of the outstanding shares of Common Stock is required to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and “broker non-votes” (shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on a particular matter) are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting. Under Washington law, if a quorum is present, a nominee for election to a position on the Board of Directors will be elected as a director if the votes cast for the nominee exceed the votes cast for any other nominee for that position. If a quorum is present, approval of the proposal to approve the material terms of the Starbucks Executive Management Bonus Plan, approval of the proposal to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2007, and all other matters that properly come before the meeting require that the votes cast in favor of such actions exceed the votes cast against such actions. Abstentions and broker non-votes will have no effect on the election of nominees for director, the proposal to approve the material terms of the Starbucks Executive Management Bonus Plan, the proposal to ratify the selection of Deloitte & Touche LLP or other proposals. Proxies and ballots will be received and tabulated by Mellon Investor Services LLC, the Company’s transfer agent and the inspector of elections for the Annual Meeting.

The expense of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by the Company. Proxies will be solicited by mail and may also be solicited by directors, officers and other partners (employees) of the Company in person, by the Internet, by telephone or by facsimile transmission, without additional remuneration. The Company will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of Common Stock as of the Record Date and will reimburse such persons for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly voting your shares and submitting your proxy by the Internet or telephone or by completing and returning the enclosed proxy card, will help to avoid additional expense.

PROPOSAL 1 — ELECTION OF DIRECTORS

In accordance with the Company’s Amended and Restated Bylaws, by resolution the Board of Directors has set the size of the Board at 12 members. Currently there are 11 members of the Board of Directors, with one vacancy created by one director leaving the Board in fiscal 2006. As approved by the Company’s shareholders at the 2006 Annual Meeting of Shareholders, the Board of Directors no longer is divided into three classes, and all members of the Board of Directors now serve for terms of one year and until their respective successors have been elected and qualified.

The terms of the current directors, who are identified below, expire upon the election and qualification of the directors to be elected at the Annual Meeting. The Board of Directors has nominated each of the current directors for re-election to the Board of Directors at the Annual Meeting, to serve until the 2008 Annual Meeting of Shareholders and until their respective successors have been elected and qualified.

Unless otherwise directed, the persons named in the proxy intend to vote all proxies FOR the election to the Board of Directors of each of the current directors of the Company, as listed below. The nominees have consented to serve as directors of the Company if elected. If, at the time of the Annual Meeting, any of the nominees is unable or declines to serve as a director, the discretionary authority provided in the enclosed proxy will be exercised to vote for a substitute candidate designated by the Board of Directors, unless the Board chooses to reduce the number of directors serving on the Board. The Board of Directors has no reason to believe any of the nominees will be unable or will decline to serve as a director. Proxies cannot be voted for more than 11 persons.

Set forth below is certain information furnished to the Company by the director nominees. There are no family relationships among any directors or executive officers of the Company. None of the corporations or other organizations referenced in the biographical information below is a parent, subsidiary or other affiliate of the Company.

Nominees

HOWARD SCHULTZ, 53, is the founder of the Company and the chairman of the Board. From June 2000 to February 2005, Mr. Schultz also held the title of chief global strategist. From the Company’s inception in November 1985 to June 2000, he served as chairman of the Board and chief executive officer. From November 1985 to June 1994, Mr. Schultz was also the Company’s president. From January 1986 to July 1987, Mr. Schultz was the chairman of the board, chief executive officer and president of Il Giornale Coffee Company, a predecessor to the Company. From September 1982 to December 1985, Mr. Schultz was the director of retail operations and marketing for Starbucks Coffee Company, a predecessor to the Company. Mr. Schultz also serves on the board of directors of DreamWorks Animation SKG, Inc.

BARBARA BASS, 55, has been a director of the Company since January 1996. Since 1993, Ms. Bass has been the president of the Gerson Bakar Foundation. From 1989 to 1992, Ms. Bass was president and chief executive officer of the Emporium Weinstock Division of Carter Hawley Hale Stores, Inc. Ms. Bass also serves on the board of directors of DFS Group Limited, a retailer of luxury branded merchandise, and bebe stores, inc., a retailer of contemporary sportswear and accessories.

HOWARD P. BEHAR, 62, has been a director of the Company since January 1996. Mr. Behar came out of retirement to serve as the Company’s president, North America from September 2001 through December 2002. He continues to be employed by the Company in an advisory capacity. Mr. Behar served as president of Starbucks Coffee International, Inc. from June 1994 until his retirement in late 1999. From February 1993 to June 1994, Mr. Behar served as the Company’s executive vice president, Sales and Operations. From February 1991 to February 1993, Mr. Behar served as the Company’s senior vice president, Retail Operations and from August 1989 to January 1991, he served as the Company’s vice president, Retail Stores. Mr. Behar also serves on the board of directors of The Gap, Inc.

WILLIAM W. BRADLEY, 63, has been a director of the Company since June 2003. Mr. Bradley is a managing director of Allen & Company LLC. From 2001 until 2004, he acted as chief outside advisor to McKinsey & Company’s non-profit practice. In 2000, Mr. Bradley was a candidate for the Democratic nomination for President of the United States. Mr. Bradley served as a senior advisor and vice chairman of the International Council of JP Morgan & Co., Inc. from 1997 through 1999. During that time, Mr. Bradley also worked as an essayist for CBS Evening News, a visiting professor at Stanford University, Notre Dame University and the University of Maryland. Mr. Bradley served in the U.S. Senate from 1979 until 1997, representing the State of New Jersey. Prior to serving in the U.S. Senate, Mr. Bradley was an Olympic gold medalist in 1964, and from 1967 through 1977 he played professional basketball for the New York Knicks, during which time they won two world championships. Mr. Bradley also serves on the board of directors of Willis Group Holdings Limited and Seagate Technology.

JAMES L. DONALD, 52, has been president and chief executive officer and a director of the Company since April 2005. From October 2004 to April 2005, Mr. Donald served as the Company’s ceo designate. From the time he joined the Company in October 2002 to October 2004, Mr. Donald served as president, North America. From October 1996 to October 2002, Mr. Donald served as chairman, president and chief executive officer of Pathmark Stores, Inc. and prior to that time he held a variety of senior management positions with Albertson’s, Inc., Safeway, Inc. and Wal-Mart Stores, Inc.

MELLODY HOBSON, 37, has been a director of the Company since February 2005. Ms. Hobson has served as the president and a director of Ariel Capital Management, LLC, a Chicago-based investment management firm, and a Trustee of Ariel Mutual Funds since 2000. She previously served as senior vice president and director of marketing at Ariel Capital Management, Inc. from 1994 to 2000, and as vice president of marketing at Ariel Capital Management, Inc. from 1991 to 1994. Ms. Hobson works with a variety of civic and professional institutions, including serving as a director of the Chicago Public Library as well as its foundation and as a board member of the Field Museum and the Chicago Public Education Fund. In 2004, the Wall Street Journal named her as one of its “50 Women to Watch”. Ms. Hobson also serves on the board of directors of DreamWorks Animation SKG, Inc. and The Estee Lauder Companies Inc.

OLDEN LEE, 65, has been a director of the Company since June 2003. Mr. Lee worked with PepsiCo, Inc. for 28 years in a variety of positions, including serving as senior vice president of human resources of its Taco Bell division and senior vice president and chief personnel officer of its KFC division. Mr. Lee currently serves as principal of Lee Management Consulting.

JAMES G. SHENNAN, JR., 65, has been a director of the Company since March 1990. Mr. Shennan served as a general partner of Trinity Ventures, a venture capital organization, from September 1989 to July 2005, when he became general partner emeritus. Prior to joining Trinity Ventures, he served as the chief executive of Addison Consultants, Inc., an international marketing services firm, and two of its predecessor companies. Mr. Shennan also serves on the board of directors of P.F. Chang’s China Bistro, Inc.

JAVIER G. TERUEL, 56, has been a director of the Company since September 2005. Mr. Teruel has served as vice chairman of Colgate-Palmolive Company since July 2004. Prior to being appointed vice chairman, Mr. Teruel served as Colgate-Palmolive’s executive vice president responsible for Asia, Central Europe, Africa and Hill’s Pet Nutrition. Since joining Colgate in Mexico in 1971, Mr. Teruel has served as vice president of Body Care in Global Business Development in New York, and president and general manager of Colgate-Mexico. He also has served as president of Colgate-Europe, and as chief growth officer responsible for the company’s growth functions.

MYRON E. ULLMAN, III, 60, has been a director since January 2003. Mr. Ullman has served as the chairman of the board of directors and chief executive officer of J.C. Penney Company, Inc. since December 2004. Mr. Ullman served as directeur general, group managing director of LVMH Möet Hennessy Louis Vuitton, a luxury goods manufacturer and retailer, from July 1999 to January 2002. From January 1995 to June 1999, Mr. Ullman served as chairman and chief executive officer of DFS Group Limited, a retailer of luxury branded merchandise. From 1992 to 1995, Mr. Ullman served as chairman and chief executive officer of R.H. Macy & Co., Inc.

CRAIG E. WEATHERUP, 61, has been a director of the Company since February 1999. Mr. Weatherup worked with PepsiCo, Inc. for 24 years and served as chief executive officer of its worldwide Pepsi-Cola business and President of PepsiCo, Inc. Mr. Weatherup also led the initial public offering of The Pepsi Bottling Group, Inc., where he served as chairman and chief executive officer from March 1999 to January 2003. Mr. Weatherup also serves on the board of directors of Federated Department Stores, Inc.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE
ELECTION OF EACH OF THE NOMINEES TO THE BOARD OF DIRECTORS.

The Company’s Director Nominations Process

The Company’s Board of Directors adopted a Director Nominations Policy (the “Nominations Policy”), which is available at www.starbucks.com/aboutus/corporategovernance.asp. The purpose of the Nominations Policy is to describe the process by which candidates for possible inclusion in the Company’s recommended slate of director nominees (the “Candidates”) are selected. The Nominations Policy is administered by the Nominating and Corporate Governance Committee (the “Nominating Committee”) of the Board.

Minimum Criteria for Board Members

Each Candidate must possess at least the following specific minimum qualifications:

•	Each Candidate shall be prepared to represent the best interests of all of the Company’s shareholders and not just one particular constituency;

•	Each Candidate shall be an individual who has demonstrated integrity and ethics in his/her personal and professional life and has established a record of professional accomplishment in his/her chosen field;

•	No Candidate, or family member (as defined in the Marketplace Rules of The Nasdaq Stock Market, Inc. (“NASDAQ”)), or affiliate or associate (each as defined in Rule 405 under the Securities Act of 1933, as amended) of a Candidate, shall have any material personal, financial or professional interest in any present or potential competitor of the Company;

•	Each Candidate shall be prepared to participate fully in Board activities, including active membership on at least one Board committee and attendance at, and active participation in, meetings of the Board and the committee(s) of which he or she is a member, and not have other personal or professional commitments that would, in the Nominating Committee’s sole judgment, interfere with or limit his or her ability to do so; and

•	Each Candidate shall be willing to make, and financially capable of making, the required investment in the Company’s stock in the amount and within the timeframe specified in the Company’s Corporate Governance Principles and Practices and described on page 8 of this proxy statement.

Desirable Qualities and Skills

In addition, the Nominating Committee also considers it desirable that Candidates possess the following qualities or skills:

•	Each Candidate should contribute to the Board’s overall diversity — diversity being broadly construed to mean a variety of opinions, perspectives, personal and professional experiences and backgrounds, such as gender, race and ethnicity differences, as well as other differentiating characteristics;

•	Each Candidate should contribute positively to the existing chemistry and collaborative culture among Board members; and

•	Each Candidate should possess professional and personal experiences and expertise relevant to the Company’s goal of being one of the world’s leading consumer brands. At this stage of the Company’s development, relevant experiences might include, among other things, large company CEO experience, senior level international experience, senior level multi-unit small box retail or restaurant experience and relevant senior level expertise in one or more of the following areas — finance, accounting, sales and marketing, organizational development, information technology and public relations.

Internal Process for Identifying Candidates

The Nominating Committee has two primary methods for identifying Candidates (other than those proposed by the Company’s shareholders, as discussed below). First, on a periodic basis, the Nominating Committee solicits ideas for possible Candidates from a number of sources — members of the Board; senior level Company executives; individuals personally known to the members of the Board; and research, including database and Internet searches.

Second, the Nominating Committee may from time to time use its authority under its charter to retain at the Company’s expense one or more search firms to identify Candidates (and to approve such firms’ fees and other retention terms). If the Nominating Committee retains one or more search firms, they may be asked to identify possible Candidates who meet the minimum and desired qualifications expressed in the Nominations Policy, to interview and screen such candidates (including conducting appropriate background and reference checks), to act as a liaison among the Board, the Nominating Committee and each Candidate during the screening and evaluation process, and thereafter to be available for consultation as needed by the Nominating Committee.

The Nominations Policy divides the process for Candidates proposed by shareholders into the general nomination right of all shareholders and proposals by “Qualified Shareholders” (as defined below).

General Nomination Right of All Shareholders

Any shareholder of the Company may nominate one or more persons for election as a director of the Company at an annual meeting of shareholders if the shareholder complies with the notice, information and consent provisions contained in the Company’s Amended and Restated Bylaws. The Company has an advance notice bylaw provision. In order for the director nomination to be timely, a shareholder’s notice to the Company’s executive vice president, general counsel and secretary must be delivered to the Company’s principal executive offices not less than 120 days prior to the anniversary of the date of the Company’s proxy statement released to shareholders in connection with the previous year’s annual meeting. In the event that the Company sets an annual meeting date that is not within 30 days before or after the anniversary of the date of the immediately preceding annual shareholders meeting, notice by the shareholder must be received no later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first. The procedures described in the next paragraph are meant to establish an additional means by which certain shareholders can have access to the Company’s process for identifying and evaluating Candidates, and is not meant to replace or limit shareholders’ general nomination rights in any way.

Proposals by Qualified Shareholders

In addition to those Candidates identified through its own internal processes, in accordance with the Nominations Policy, the Nominating Committee will evaluate a Candidate proposed by any single shareholder or group of shareholders that has beneficially owned more than 5% of the Common Stock for at least one year (and will hold the required number of shares through the annual shareholders meeting) and that satisfies the notice, information and consent provisions in the Nominations Policy (a “Qualified Shareholder”). All Candidates (whether identified internally or by a Qualified Shareholder) who, after evaluation, are then recommended by the Nominating Committee and approved by the Board, will be included in the Company’s recommended slate of director nominees in its proxy statement.

In order to be considered by the Nominating Committee for an upcoming annual meeting of shareholders, a notice from a Qualified Shareholder regarding a potential Candidate must be received by the Nominating Committee not less than 120 calendar days before the anniversary of the date of the Company’s proxy statement released to shareholders in connection with the previous year’s annual meeting. If the Company changes its annual meeting date by more than 30 days from year to year, the notice must be received by the Nominating Committee no later than the close of business on the 10th day following the day on which notice of the date of the upcoming annual meeting is publicly disclosed.

Any Candidate proposed by a Qualified Shareholder must be independent of the Qualified Shareholder in all respects as determined by the Nominating Committee or by applicable law. Any Candidate submitted by a Qualified Shareholder must also meet the definition of an “independent director” under NASDAQ rules.

Evaluation of Candidates

The Nominating Committee will consider all Candidates identified through the processes described above, and will evaluate each of them, including incumbents, based on the same criteria.

If, based on the Nominating Committee’s initial evaluation, a Candidate continues to be of interest to the Nominating Committee, the Chair of the Nominating Committee will interview the Candidate and communicate the Chair’s evaluation to the other Nominating Committee members, the chairman of the Board, and the president and chief executive officer. Later reviews will be conducted by other members of the Nominating Committee and senior management. Ultimately, background and reference checks will be conducted and the Nominating Committee will meet to finalize its list of recommended Candidates for the Board’s consideration.

Timing of the Identification and Evaluation Process

The Company’s fiscal year ends each year on the Sunday closest to September 30. The Nominating Committee usually meets in September and November to consider, among other things, Candidates to be recommended to the Board for inclusion in the Company’s recommended slate of director nominees for the next annual meeting and the Company’s proxy statement. The Board usually meets each November to vote on, among other things, the slate of director nominees to be submitted to and recommended for election by shareholders at the annual meeting, which is typically held in February or March of the following calendar year.

Future Revisions to the Nominations Policy

The Nominations Policy is intended to provide a flexible set of guidelines for the effective functioning of the Company’s director nominations process. The Nominating Committee intends to review the Nominations Policy at least annually and anticipates that modifications will be necessary from time to time as the Company’s needs and circumstances evolve, and as applicable legal or listing standards change. The Nominating Committee may amend the Nominations Policy at any time, in which case the most current version will be available on the Company’s web site.

Affirmative Determinations Regarding Director Independence and Other Matters

The Board has determined that each of the following directors is an “independent director” as such term is defined under NASDAQ rules:

Barbara Bass	James G. Shennan, Jr.
William W. Bradley	Javier G. Teruel
Mellody Hobson	Myron E. Ullman, III
Olden Lee	Craig E. Weatherup

In this proxy statement the directors who have been affirmatively determined by the Board to be “independent directors” under this rule are referred to individually as an “Independent Director” and collectively as the “Independent Directors”.

The Board of Directors also has determined that each member of the three committees of the Board meets the independence requirements applicable to those committees prescribed by NASDAQ and the Securities and Exchange Commission (“SEC”). The Board of Directors has further determined that all members of the Audit and Compliance Committee of the Board of Directors (the “Audit Committee”) — Javier G. Teruel, Mellody Hobson, James G. Shennan, Jr. and Craig E. Weatherup — are “audit committee financial experts” as such term is defined by SEC rules.

With the assistance of legal counsel to the Company, the Nominating Committee reviewed the applicable legal standards for Board member and Board committee independence and the criteria applied to determine “audit committee financial expert” status, as well as the answers to annual questionnaires completed by each of the Independent Directors. On the basis of this review, the Nominating Committee delivered a report to the full Board of Directors and the Board made its independence and “audit committee financial expert” determinations based upon the Nominating Committee’s report and each member’s review of the information made available to the Nominating Committee.

Presiding Director; Executive Sessions of Independent Directors

Biennially, at the first meeting of the Board following the annual meeting of shareholders, the Independent Directors select an Independent Director to preside at all meetings of the Independent Directors. The presiding director is limited to two consecutive two-year terms. Mr. Shennan was selected after the 2006 Annual Meeting of Shareholders as the presiding director under the current guidelines and his current term expires at the Board meeting immediately following the 2008 Annual Meeting, assuming he is re-elected by shareholders at the Annual Meeting. The Independent Directors meet in an executive session at each Board meeting.

Compensation of Directors

Annual Compensation of Non-Employee Directors

Only non-employee directors are compensated for serving as directors of the Company. Pursuant to guidelines approved by the Board of Directors on recommendation from the Nominating Committee, for each fiscal year of service non-employee directors receive a retainer of $100,000, which may be in the form of cash or stock options, and $100,000 in equity compensation in the form of stock options. New non-employee directors first become eligible to receive the regular annual non-employee director compensation in the first full fiscal year after they join the Board of Directors. Stock options are granted under the 2005 Non-Employee Director Sub-Plan to the Starbucks Corporation 2005 Long-Term Equity Incentive Plan (the “Non-Employee Director Stock Plan”). The number of stock options granted is determined by dividing the dollar amount of compensation to be received in the form of stock options by the closing market price of the Common Stock on the grant date, multiplied by three. These stock options vest one year after the date of grant and have an exercise price equal to the closing market price of the Common Stock on the grant date. Stock options granted to non-employee directors generally cease vesting as of the date a non-employee director no longer serves on the Board. However, unvested stock options held by non-employee directors will vest in full upon a non-employee director’s death or “retirement” (generally defined as leaving the Board after attaining age 55 and at least six years of Board service).

Fiscal 2006 Compensation of Non-Employee Directors

The table below sets forth, for each non-employee director, the amount of cash compensation paid and the number of stock options received for his or her service during fiscal 2006.

Non-Employee Director	Cash($)	Stock Options (#)(1)

Barbara Bass	0	19,724
William W. Bradley	100,000	9,862
Mellody Hobson	0	19,724
Olden Lee	0	19,724
James G. Shennan, Jr.	100,000	9,862
Javier G. Teruel	0	19,724
Myron E. Ullman, III	0	19,724
Craig E. Weatherup	0	19,724
Gregory B. Maffei(2)	0	19,724

(1)	All stock options included in the table were granted on November 16, 2005, with an exercise price of $30.42 per share, and vested in full on November 16, 2006 other than with respect to Mr. Maffei, as explained below.

(2)	Mr. Maffei resigned from the Board of Directors in March 2006. Under the terms of the Non-Employee Director Stock Plan, the options listed in the table and granted to Mr. Maffei did not vest and were cancelled upon his resignation.

Initial Stock Option Grant for New Non-Employee Directors

Upon first joining the Board of Directors, non-employee directors are granted an initial stock option to acquire 30,000 shares of Common Stock under the Non-Employee Director Stock Plan. These options vest in equal annual installments over a three-year period and have an exercise price equal to the fair market value of the Common Stock on the date of grant. None of the directors in the table above was granted an initial stock option in fiscal 2006.

Former Deferred Compensation Plan

Non-employee directors formerly could choose to defer all or a portion of their compensation in the form of unfunded deferred stock units under the Starbucks Corporation Directors Deferred Compensation Plan, as amended and restated effective September 29, 2003 (the “Non-Employee Director Deferral Plan”). The Board of Directors terminated future deferrals under the Non-Employee Director Deferral Plan during fiscal 2005, so no further compensation may be deferred under the plan. Amounts previously deferred under the Non-Employee Director Deferral Plan are unaffected and deferred stock units credited to non-employee directors who had previously deferred compensation under the Non-Employee Director Deferral Plan remain outstanding. Deferred stock units are settled in an equal number of shares of Common Stock when plan participants leave the Board. Deferred stock units cannot be voted or transferred.

Director Stock Ownership Guidelines

Under stock ownership guidelines approved by the Board and included in the Corporate Governance Principles and Practices for the Board, each non-employee director is required to have invested at least $200,000 to purchase shares of Common Stock within four years of May 7, 2003 (the date of adoption of the guidelines) for non-employee directors serving on the Board at that time, or within four years of being elected to the Board, for non-employee directors elected after May 7, 2003. Vested stock options do not count toward meeting the requirement. Each non-employee director must continue to hold the shares purchased as a result of this investment for so long as such director serves on the Board.

Compensation of Employee Directors

Messrs. Schultz and Donald are executive officers of the Company and are compensated as such, as described in the section “Executive Compensation” on pages 14 through 28 of this proxy statement. As more fully discussed on page 28 of this proxy statement, Mr. Behar is an employee of the Company and is compensated as an advisor.

Board Committees

During fiscal 2006, the Board of Directors had three standing committees: the Audit Committee, the Compensation and Management Development Committee (the “Compensation Committee”) and the Nominating Committee. Committee and committee chair assignments are made annually by the Board at its meeting immediately following the annual meeting of shareholders. Each of the committees has included a report in this proxy statement. The composition of each Board committee is as follows.

	Compensation and	Nominating and Corporate
Audit and Compliance	Management Development	Governance

Javier G. Teruel (Chair)	Barbara Bass (Chair)	Craig E. Weatherup (Chair)
Mellody Hobson	William W. Bradley	Barbara Bass
James G. Shennan, Jr.	Olden Lee	William W. Bradley
Craig E. Weatherup	Myron E. Ullman, III	James G. Shennan, Jr.

Board and Committee Meetings

During fiscal 2006, the Board of Directors held six meetings, the Audit Committee held seven meetings, the Compensation Committee held four meetings and the Nominating Committee held four meetings. It is the policy of the Board of Directors and each of the Board’s committees to hold an executive session without management present at each of their respective meetings. During fiscal 2006, each director attended at least 75% of all meetings of the Board of Directors and Board committees on which he or she served.

Nominating and Corporate Governance Committee Report

During fiscal 2006, Messrs. Weatherup, Shennan and Bradley and Ms. Bass served on the Nominating and Corporate Governance Committee, with Mr. Weatherup serving as Chair. Each of the members of the Nominating and Corporate Governance Committee has been affirmatively determined by the Board of Directors to be an “independent director” as defined in NASDAQ Marketplace Rule 4200(a)(15).

The Nominating and Corporate Governance Committee is responsible for developing and implementing policies and procedures that are intended to constitute and organize appropriately the Board of Directors to meet its fiduciary obligations to the Company and its shareholders on an ongoing basis. Among its specific duties, the Nominating and Corporate Governance Committee makes recommendations to the Board of Directors about the Company’s corporate governance processes, assists in identifying and recruiting candidates for the Board, administers the Director Nominations Policy, considers nominations to the Board received from shareholders, makes recommendations to the Board regarding the membership and chairs of the Board’s committees, oversees the annual evaluation of the effectiveness of the organization of the Board and of each of its committees, biennially recommends to the other Independent Directors for their selection the Independent Director who will preside at all meetings of the Independent Directors for the following two years, periodically reviews the type and amount of Board compensation for Independent Directors, makes recommendations to the full Board regarding such compensation and reviews its charter at least annually to assess whether updates or revisions are appropriate.

Together with the Chair of the Compensation and Management Development Committee, the Chair of the Nominating and Corporate Governance Committee at the direction of the full Board annually reviews the performance of the Company’s chairman and its president and chief executive officer and meets with each such officer to share the findings of such review. The Nominating and Corporate Governance Committee also annually reports findings of fact to the Board of Directors that permit the Board to make affirmative determinations regarding each Board and committee member with respect to independence, expertise criteria and outside director status established by NASDAQ, SEC and IRS rules and applicable law.

In fiscal 2006, the Nominating and Corporate Governance Committee reviewed several potential Board candidates. The Nominating and Corporate Governance Committee also considered a variety of corporate governance issues during fiscal 2006, and made recommendations both to management and the full Board with respect to those issues. Among the corporate governance issues the Committee considered was the Company’s proposal to declassify the Board, which shareholders approved at the 2006 Annual Meeting of Shareholders on February 8, 2006.

Respectfully submitted,

Craig E. Weatherup (Chair)
Barbara Bass
William W. Bradley
James G. Shennan, Jr.

Audit and Compliance Committee Report

During fiscal 2006, Gregory B. Maffei, Ms. Hobson, and Messrs. Shennan, Teruel and Weatherup served on the Audit Committee. Mr. Maffei resigned from the Board of Directors and as Chair of the Audit Committee on March 3, 2006. The Board appointed Mr. Teruel to serve as Chair of the Audit Committee on May 3, 2006. Each of Ms. Hobson and Messrs. Shennan, Teruel and Weatherup (i) meets the independence criteria prescribed by applicable law and the rules of the SEC for audit committee membership and is an “independent director” as defined in NASDAQ rules, (ii) meets NASDAQ’S financial knowledge and sophistication requirements, and (iii) has been determined by the Board of Directors to be an “audit committee financial expert” under SEC rules. The Audit Committee operates pursuant to a written charter, which complies with the applicable provisions of the Sarbanes-Oxley Act of 2002 and related rules of the SEC and NASDAQ. The charter is available on the Company’s web site at www.starbucks.com/aboutus/corporategovernance.asp. As more fully described in its charter, the Audit Committee is responsible for overseeing the Company’s accounting and financial reporting processes, including the quarterly review and the annual audit of the Company’s consolidated financial statements by Deloitte & Touche LLP (“Deloitte”), the Company’s independent registered public accounting firm. As part of fulfilling its responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements for fiscal 2006 with management and Deloitte and discussed those matters required by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended, with Deloitte. The Audit Committee received the written disclosures and the letter required by Independent Standards Board Statement No. 1, “Independence Discussions with Audit Committee,” from Deloitte, and discussed that firm’s independence with representatives of the firm.

Based upon the Audit Committee’s review of the audited consolidated financial statements and its discussions with management, the internal audit function and Deloitte, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the fiscal year ended October 1, 2006 be included in the Company’s Annual Report on Form 10-K filed with the SEC.

Respectfully submitted,

Javier G. Teruel (Chair)
Mellody Hobson
James G. Shennan, Jr.
Craig E. Weatherup

Compensation Committee Interlocks and Insider Participation

During fiscal 2006, Ms. Bass and Messrs. Bradley, Lee and Ullman served on the Compensation Committee. No member of the Compensation Committee was at any time during fiscal 2006 or at any other time an officer or employee of the Company, and no member had any relationship with the Company requiring disclosure as a related-party transaction in the section “Certain Relationships and Related Transactions” of this proxy statement. No executive officer of the Company has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Board of Directors or the Compensation Committee during fiscal 2006.

Corporate Governance

The following materials related to the Company’s corporate governance are available publicly on the Company’s web site at www.starbucks.com/aboutus/corporategovernance.asp.

•	Corporate Governance Principles and Practices

•	Restated Articles of Incorporation

•	Amended and Restated Bylaws

•	Audit and Compliance Committee Charter

•	Compensation and Management Development Committee Charter

•	Nominating and Corporate Governance Committee Charter

•	Director Nominations Policy

•	Standards of Business Conduct (applicable to directors, officers and partners)

•	Code of Ethics for CEO and Senior Finance Leaders

•	Procedure for Communicating Complaints and Concerns

•	Audit and Compliance Committee Policy for Pre-Approval of Independent Auditor Services

Copies may also be obtained, free of charge, by writing to: executive vice president, general counsel and secretary, Starbucks Corporation, 2401 Utah Avenue South, S-LA1, Seattle, Washington, 98134. Please specify which document you would like to receive.

The Procedure for Communicating Complaints and Concerns (the “Complaints and Concerns Procedure”) describes the manner in which interested persons can send communications to the Board, the committees of the Board and to individual directors and describes the Company’s process for determining which communications will be relayed to Board members. The Complaints and Concerns Procedure provides that interested persons may telephone their complaints and concerns by calling the Starbucks Auditline at 1-800-300-3205 or sending written communications to the Board, committees of the Board and individual directors by mailing those communications to our third party service provider for receiving these communications at:

Starbucks Corporation
[Addressee*]
P.O. Box 34507
Seattle, WA 98124

*	Audit and Compliance Committee of the Board of Directors
Compensation and Management Development Committee of the Board of Directors
Nominating and Corporate Governance Committee of the Board of Directors
Name of individual director

The Corporate Governance Principles and Practices require each Board member to attend the Company’s annual meeting of shareholders except for absences due to causes beyond the reasonable control of the director. There were 12 directors at the time of the 2006 Annual Meeting of Shareholders and all 12 attended the meeting.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth information concerning the beneficial ownership of Common Stock of the Company of (i) those persons known by management of the Company to own beneficially more than 5% of the Company’s outstanding Common Stock, (ii) the directors of the Company, (iii) the Named Executive Officers listed in the Summary Compensation Table on page 21 of this proxy statement, and (iv) all current directors and executive officers of the Company as a group. Information provided for Capital Research and Management Company and Sands Capital Management, LLC is based on the most recent Schedule 13G filings by those firms, each filed with the SEC on February 10, 2006. Information for all other persons is provided as of December 1, 2006. Except as otherwise noted, the beneficial owners listed have sole voting and investment power with respect to shares beneficially owned. An asterisk in the percent of class column indicates beneficial ownership of less than 1%.

	Amount and Nature of
Name of Beneficial Owner	Beneficial Ownership		Percent of Class(1)

Capital Research and Management Company	44,788,400	(2)	5.9
Sands Capital Management, LLC	42,254,297	(3)	5.6
Howard Schultz	31,594,204	(4)	4.1
James L. Donald	2,238,824	(5)	*
Barbara Bass	662,794	(6)	*
Howard P. Behar	917,581	(7)	*
William W. Bradley	87,410	(8)	*
Mellody Hobson	40,224	(9)	*
Olden Lee	160,004	(10)	*
James G. Shennan, Jr.	713,402	(11)	*
Javier G. Teruel	39,724	(12)	*
Myron E. Ullman, III	181,082	(13)	*
Craig E. Weatherup	539,458	(14)	*
Martin Coles	214,231	(15)	*
Michael Casey	2,173,117	(16)	*
David A. Pace	362,853	(17)	*
All Current Directors and Executive Officers as a Group (18 persons)	41,603,360	(18)	5.3

(1)	Based on 755,088,567 shares of Common Stock outstanding on December 1, 2006. In accordance with SEC rules, percent of class as of December 1, 2006 is calculated for each person and group by dividing the number of shares beneficially owned by the sum of the total shares outstanding plus the number of shares subject to options exercisable by that person or group within 60 days.

(2)	Capital Research and Management Company stated in its Schedule 13G filing with the SEC on February 10, 2006 that it disclaims beneficial ownership of these shares under SEC Rule 13d-4. According to the 13G filing, of the 44,788,400 shares beneficially owned, Capital Research and Management (a) has sole voting power with respect to 19,300,000 shares, (b) sole dispositive power with respect to all 44,788,400 shares, and (c) shares neither voting nor dispositive power with respect to any shares. The address of Capital Research and Management Company is 333 South Hope Street, Los Angeles, California 90071.

(3)	Sands Capital Management, LLC stated in its Schedule 13G filing with the SEC on February 10, 2006 that, of the 42,254,297 shares beneficially owned, it (a) has sole voting power with respect to 29,629,905 shares, (b) sole dispositive power with respect to all 42,254,297 shares, and (c) shares neither voting nor dispositive power with respect to any shares. The address of Sands Capital Management, LLC is 1100 Wilson Blvd., Suite 3050, Arlington, Virginia 22209.

(4)	Includes 14,465,264 shares subject to options exercisable within 60 days of December 1, 2006. Also includes 124,144 shares of Common Stock held by the Schultz Family Foundation as to which Mr. Schultz disclaims beneficial ownership, and 6,756,164 shares of Common Stock that remain subject to a variable prepaid forward contract between Mr. Schultz and an unaffiliated third party. Under the variable prepaid forward contract, Mr. Schultz received a cash payment in March 2001 in exchange for a promise to deliver at the maturity of the contract up to 6,756,164 shares of Common Stock (as adjusted for stock splits since March 2001) or an equivalent amount of cash, in accordance with a formula set forth in the contract. On February 17, 2004, the contract was amended to revise the formula and extend the maturity date to March 16, 2007. As more fully discussed on page 18 of this proxy statement, also includes 3,394,184 deferred stock units representing stock option gains that were deferred in 1997 into an equivalent number of deferred stock units under the Company’s 1997 Deferred Stock Plan. In the event of a stock split, the number of deferred stock units is adjusted proportionately. On November 13, 2006, Mr. Schultz elected to re-defer the distribution of these stock units into an equal number of shares of Common Stock from December 21, 2007 until the earliest to occur of (i) his termination of employment with the Company and (ii) December 21, 2012, subject to any additional deferral elections made in accordance with the terms and conditions of the 1997 Deferred Stock Plan and approved by the Compensation Committee.

(5)	Includes 2,238,824 shares subject to options exercisable within 60 days of December 1, 2006.

(6)	Includes 628,228 shares subject to options exercisable within 60 days of December 1, 2006. Also includes 28,000 shares held indirectly by trust and 6,566 deferred stock units under the Non-Employee Director Deferral Plan.

(7)	Includes 880,000 shares subject to options exercisable within 60 days of December 1, 2006.

(8)	Includes 80,844 shares subject to options exercisable within 60 days of December 1, 2006 and 6,566 deferred stock units under the Non-Employee Director Deferral Plan.

(9)	Includes 39,724 shares subject to options exercisable within 60 days of December 1, 2006

(10)	Includes 141,082 shares subject to options exercisable within 60 days of December 1, 2006.

(11)	Includes 448,918 shares subject to options exercisable within 60 days of December 1, 2006, 62,440 shares held by the Shennan Family Partnership, a partnership of which Mr. Shennan is a general partner, and 180,000 shares held in trusts of which Mr. Shennan or his wife is a trustee for the benefit of members of the Shennan family.

(12)	Includes 39,724 shares subject to options exercisable within 60 days of December 1, 2006.

(13)	Includes 141,082 shares subject to options exercisable within 60 days of December 1, 2006.

(14)	Includes 499,458 shares subject to options exercisable within 60 days of December 1, 2006, and 40,000 shares held in a trust of which Mr. Weatherup and his wife are trustees for the benefit of members of the Weatherup family.

(15)	Includes 206,937 shares subject to options exercisable within 60 days of December 1, 2006.

(16)	Includes 2,105,832 shares subject to options exercisable within 60 days of December 1, 2006.

(17)	Includes 362,328 shares subject to options exercisable within 60 days of December 1, 2006.

(18)	Includes 23,841,900 shares subject to options exercisable within 60 days of December 1, 2006.

EXECUTIVE COMPENSATION

Compensation and Management Development Committee Report on Executive Compensation

The Compensation Committee is comprised entirely of Independent Directors who are also non-employee directors as defined in Rule 16b-3 under the Securities Exchange Act of 1934 (Rule 16b-3”) and outside directors as defined under Section 162(m) of the Internal Revenue Code (“Section 162(m)”).

Role of the Committee.  The Committee regularly reviews and approves the Company’s executive compensation strategy and principles to ensure that they are aligned with the Company’s business strategy and objectives, shareholder interests, desired behaviors and corporate culture. The primary responsibilities of the Committee are to:

•	Conduct an annual review of all compensation elements for the Company’s executive officers, including any special compensation and benefits, and submit recommendations for review and approval by a panel consisting of all the Independent Directors, each of whom is an outside director as defined under Section 162(m) and a non-employee director as defined in Rule 16b-3.

•	Annually review, approve and submit to the Independent Directors for review and approval performance measures and targets for all executive officers participating in the annual bonus plan.

•	Review and approve compensation for the Company’s senior officers below the executive officer level, oversee the compensation practices applicable to the Company’s partners (employees) generally, and approve, change when necessary and administer partner-based equity plans and the annual bonus plan.

•	The Committee chair, together with the chair of the Nominating and Corporate Governance Committee, annually reviews the performance of the chairman and the president and chief executive officer and meets with them to discuss the findings of the review.

•	Annually review and approve the Company’s management development and succession planning practices and strategies.

The Committee’s charter reflects these various responsibilities, and the Committee periodically reviews and revises the charter. To assist in carrying out its responsibilities, the Committee regularly receives reports and recommendations from management and from an outside compensation consultant it selects and retains and, as appropriate, consults with its own legal, accounting or other advisors, all in accordance with the authority granted to the Committee in its charter.

Overview of Compensation Philosophy and Program.  The Committee believes that compensation paid to executive officers should be closely aligned with the performance of the Company on both a short-term and a long-term basis, and that such compensation should assist the Company in attracting and retaining key executives critical to its long-term success. To that end, the Committee believes that the compensation packages for executive officers should consist of three principal components:

•	annual base salary;

•	annual incentive bonus, the amount of which is dependent on Company and, for most executives, individual performance during the prior fiscal year; and

•	long-term incentive compensation, currently delivered in the form of stock options that are awarded each year based on the prior year’s performance and other factors described below, and that are designed to align executive officers’ interests with those of shareholders by rewarding outstanding performance and providing long-term incentives.

The Committee considers multiple factors when it determines the amount of total direct compensation (the sum of base salary, incentive bonus and long-term compensation delivered through stock option awards) to award to executive officers each year. Among these factors are:

•	how proposed amounts of total direct compensation to the Company’s executives compare to amounts paid to similar executives by targeted peer group companies both for the prior year and over a multi-year period;

•	the value of stock options awarded in prior years;

•	internal pay equity considerations; and

•	broad trends in executive compensation generally.

Management partners are eligible to participate in a management deferred compensation plan, described below, which closely mirrors the Company’s tax-qualified 401(k) plan that is available to all U.S. partners. As more fully described below, Mr. Schultz participates in the Company’s 1997 Deferred Stock Plan, under which he has deferred receipt of shares of Common Stock issuable to him as a result of a stock option exercise in 1997.

Total Compensation and Peer Comparisons.  In establishing total annual compensation for the chairman, the president and chief executive officer and the other executive officers, the Committee reviews each component of the executive’s compensation against executive compensation surveys prepared by the Committee’s outside compensation consultant.

The surveys used for comparison reflect compensation levels and practices for persons holding comparable positions at targeted peer group companies. The Committee, with assistance from its outside consultant, approved changes to the compensation comparator group in fiscal 2006. The changes added three new companies and removed two others. The comparator group includes an array of companies in specialty retail and other industries with a combination of the following primary characteristics: (i) market capitalization and annual revenues similar to the Company’s, and (ii) high revenue and earnings-per-share growth. Application of these criteria resulted in a comparator group representing a cross section of 18 leading companies, spanning three Standard & Poor’s 500 industry sectors: Consumer Discretionary, Consumer Staples and Industrial. One-half of the companies in the comparator group are also in the Standard & Poor’s 500 Consumer Discretionary Sector used in the performance comparison graph on page 20 of this proxy statement.

In addition to reviewing executive officers’ compensation against the comparator group companies, the Committee also solicits appropriate input from the Company’s president and chief executive officer regarding total compensation for those executives reporting directly to him.

The Committee’s philosophy is to target annual cash compensation to executives, which includes base salary plus target bonus, at the median among comparator group companies. Actual total direct compensation, however, may vary depending on the Company’s financial and market performance, each executive’s individual performance, and internal equity considerations among all senior executives. Based on the Company’s fiscal 2006 performance, the Committee recommended that total direct compensation for executive officers for fiscal 2006 should be positioned at approximately the 75th percentile of the comparator group companies. The most recent data available to the Committee shows that, among comparator group companies, Starbucks ranked (i) first in three-year revenue growth and total shareholder return, (ii) in the top quartile in one-year revenue growth and total shareholder return and one- and three-year earnings per share growth, and (iii) in the top one-third in one- and three-year net income growth.

Elements of Executive Compensation

Base Salary.  Base salaries for executive officers are reviewed on an annual basis and at the time of promotion or other change in responsibilities. Increases in salary are based on subjective evaluation of such factors as the level of responsibility, individual performance, level of pay both of the executive in question and other similarly situated executives, and the comparator group companies’ pay levels.

Annual Incentive Bonus.  Incentive bonuses are generally granted based on a percentage of each executive officer’s base salary. During fiscal 2006, the president and chief executive officer, the chairman, the president, Starbucks Coffee U.S., the president, Starbucks Coffee International and the executive vice presidents of the Company, a total of eight officers, participated in the Company’s Executive Management Bonus Plan (the “EMB Plan”). The Committee approves and recommends to the Independent Directors the objective performance measure or measures, bonus target percentages and other terms and conditions of awards under the EMB Plan. During fiscal 2006, target bonus amounts under the EMB Plan were expressed as a percentage of base salary and were established according to the overall intended competitive position and competitive survey data for comparable positions in comparator group companies. For fiscal 2006, the bonus targets for participating officers ranged from 50% to 100% of base salary depending on position. After the end of the fiscal year, the Committee determined the extent to which the performance goals were achieved, and approved and recommended to the Independent Directors the amount of the award to be paid to each participant.

Under the EMB Plan as in effect during fiscal 2006, 80% of the target bonus was based on the achievement of the specified objective performance goal approved by the Committee and the Independent Directors for the fiscal year (other than for the chairman and the president and chief executive officer, for whom 100% of the target bonus was based on the objective performance goal). In fiscal 2006, an earnings per share target was the objective performance measure upon which the objective performance goal was based. The terms of the objective performance goal permit bonus payouts of up to 200% of the target bonus in the event (as was the case in fiscal 2006) that the Company’s actual financial performance was better than the earnings per share target based on a scale approved by the Committee and the Independent Directors within the first 90 days of fiscal 2006. Twenty percent of the target bonus for each executive officer other than the chairman and the president and chief executive officer was based on specific individual performance goals, which change somewhat each year according to strategic plan initiatives and the responsibilities of the positions. Relative weights assigned to each individual performance goal typically range from 5% to 35% of the 20% target bonus.

The total bonus award is determined according to the level of achievement of both the objective performance and individual performance goals. Below a minimum threshold level of performance, no awards may be granted pursuant to the objective performance goal, and the Independent Directors, acting on the recommendation of the Committee may, in their discretion, reduce the awards pursuant to either objective or individual performance goals.

Long-Term Incentive Compensation.  In fiscal 2006, long-term performance-based compensation of executive officers took the form of stock option awards. The Company’s equity compensation plan is broad-based, with over 57,000 partners at all levels, including certain part-time retail partners, receiving stock option awards in fiscal 2006. The Committee continues to believe in the importance of equity ownership for all executive officers and the broad-based partner population, for purposes of incentive, retention and alignment with shareholders. In 2005 the Company proposed and shareholders approved a new equity incentive plan that permits a variety of equity award vehicles. The Committee believes the plan provides the Company with flexibility to achieve a balance between continuing its successful practice of providing equity-based compensation for partners at all levels, and creating and maintaining long-term shareholder value.

In determining the size of stock option grants to executive officers, the Committee bases its determinations and recommendations to the Independent Directors on such considerations as the value of total direct compensation for comparable positions in comparator group companies, Company and individual performance against the strategic plan for the prior fiscal year, the number and value of stock options previously granted to the executive officer, the allocation of overall share usage attributed to executive officers and the relative proportion of long-term incentives within the total compensation mix. All stock options granted by the Company during fiscal 2006 were granted as nonqualified stock options with an exercise price equal to the closing price of the Common Stock on the date of grant and, accordingly, will have value only if the market price of the Common Stock increases after that date. The stock options granted to the executive officers vest in three equal annual installments beginning November 16, 2006. Beginning in fiscal 2007, the vesting period for stock options granted to executive officers was extended to four equal annual installments. The stock options granted to non-management partners generally vest in four equal annual installments.

Executive Benefits.  The Company also provides certain personal benefits to executive officers. Under a program to enhance the safety and effectiveness of management in support of Company business and operations, corporate-owned aircraft are made available to management partners for essential business trips and other Company activities. The chairman, the president and chief executive officer, the chief financial officer and other members of management with the approval of the chairman or president and chief executive officer, are permitted limited personal use of the corporate-owned aircraft. Aggregate non-business use of the corporate-owned aircraft generally may not exceed 20% of total flight hours in any fiscal year. Also under the Company’s executive security program, the chairman, the president and chief executive officer and the president, Starbucks Coffee International, are provided security services, including home security systems and monitoring and, in the case of the chairman, personal security services. These security services are provided for the Company’s benefit, and the Committee considers the related expenses to be appropriate business expenses rather than personal benefits. The Company also provides executive life and disability insurance and annual physicals to all executive officers. In fiscal 2005, the Company terminated its obligations to pay premiums with respect to split-dollar life insurance arrangements with Mr. Schultz, as described on pages 27-28 of this proxy statement, in exchange for an annual cash payment to replace the lost benefit.

Change-in-Control and Severance Arrangements.  The Company has no severance arrangements with its executive officers. Its only change-in-control arrangements, which apply to all partners, are accelerated vesting of stock options. Accelerated vesting generally will occur under the Company’s 2005 Long-Term Equity Incentive Plan and its sub-plans, for options granted February 2005 and later, only if a change-in-control of the Company occurs and either a partner’s employment is terminated (or the partner resigns for good reason) within one year or the acquiring company does not assume outstanding awards or substitute equivalent awards (“double trigger”). Accelerated vesting generally will occur for options granted before February 2005 under the Company’s former stock option plans (under which options are still outstanding) upon a change in control (“single trigger”).

Stock Option Grant Timing Practices.  During fiscal 2006, the Committee and the Board adopted guidelines for stock option grant timing practices. The guidelines approved by the Board are as follows:

Regular Annual Stock Option Grant Dates.  The regular annual stock option grant date for partners and non-employee members of the Board is the second business day after the public release of fiscal year-end earnings. Annual stock option grants are approved at the November Board and Committee meetings, which occur before fiscal year-end earnings are released. The grants are approved as formulas; the number of options and exercise price are determined based on the closing market price of the Common Stock on the grant date.

Partner New Hires/Promotions Grant Dates.  Grant dates for stock options granted in connection with new hires and promotions of partners are determined as follows:

•	Standard New Hire/Promotion Grants to Vice Presidents and Below. Stock option grants to newly-hired or newly-promoted partners with titles of vice president or below that fall within parameters previously set by the Committee are approved by written action of the chief executive officer acting pursuant to delegation by the Committee. These grants generally occur on the same date each month and cover partners whose offer letters are signed and who are working in their new positions as of an earlier date in that month.

•	All Other Grants. All other stock option grants are approved by resolution of the Committee, and, unless a future effective date is specified, are effective as of the date of the meeting at which they are approved or, in the case of written consents, as of the date the last Committee member signs the consent. Other stock option grants include stock options granted (1) to senior vice presidents or above under all circumstances and (2) to vice presidents or below (a) for new hire or promotion grants outside of the parameters the Committee has delegated the chief executive officer authority to approve, or (b) for special awards for exceptional performance or increases in responsibilities.

Initial Stock Option Grant Dates for Newly-Elected Non-Employee Directors.  Initial stock options granted to newly-elected non-employee members of the Board are granted as of the date of election to the Board, if such date is a date that is open for trading under the Company’s blackout policy, or as of the first open trading day after the date of election to the Board, if such date is not open for trading under the Company’s blackout policy.

Compensation of the Chief Executive Officer and the Chairman

Base Salary.  In fiscal 2006, Mr. Donald’s annualized base salary, which was also determined in accordance with the factors used for all executive officers, was $1,000,000. His salary falls slightly below the median of salaries paid to chief executive officers by the comparator group companies.

Annual Incentive Bonus.  For Mr. Donald, the EMB Plan provided a bonus target of $1,000,000, or 100% of base salary, for achievement of the objective performance goal. Under the terms of the EMB Plan, Mr. Donald earned a bonus of $2,000,000 for fiscal 2006. Because the Company achieved earnings per share at a level permitting payout of 200% of the target bonus, as approved by the Committee and the Independent Directors, the bonus paid to Mr. Donald was above the competitive target of the 50th percentile of bonuses paid to chief executive officers by target peer group companies.

Long-Term Incentive Compensation.  On November 16, 2005, Mr. Donald was granted a stock option to purchase 966,469 shares of Common Stock. This grant, like the stock options granted to the other executive officers on the same date, reflects the Company’s and Mr. Donald’s performance for fiscal 2005.

Compensation of the Chairman.  The Committee also annually approves the compensation of Mr. Schultz, the founder of the Company and its chairman. In approving Mr. Schultz’s compensation, the Committee considers the factors described above for all executive officers as well as Mr. Schultz’s active role in a number of areas. In addition to Mr. Schultz’s responsibilities as chairman of the Board, he also has a significant role in:

•	global strategy and development;
•	new business development and innovation;
•	global brand development;
•	category management; and
•	values and culture of Starbucks.

Mr. Schultz did not receive a salary increase for fiscal 2006 and his base salary has remained at $1,190,000 since fiscal 2004. Mr. Schultz’s EMB Plan bonus target was approximately $1,190,000, or 100% of base salary, for achievement of the objective earnings per share performance goal. Under the terms of the EMB Plan, Mr. Schultz earned a bonus of $2,380,000 for fiscal 2006, because the Company achieved earnings per share at a level permitting payout of 200% of the target bonus, as approved by the Committee and the Independent Directors. On November 16, 2005, Mr. Schultz was granted a stock option to purchase 966,469 shares of Common Stock. This grant, like the stock options granted to the other executive officers on the same date, reflects the Company’s and Mr. Schultz’s performance for fiscal 2005.

Deferred Compensation

Management Deferred Compensation Plan.  Management partners, including executive officers, are eligible to participate in the Starbucks Management Deferred Compensation Plan (the “MDCP”), which provides an opportunity for eligible partners to defer up to 70% of annual base salary and 100% of bonus compensation into an account that will be credited with earnings at the same rate as one or more investment indices chosen by the partner, which mirror the investment funds available under the Company’s 401(k) plan. The Company makes a matching contribution on up to 4% of matchable compensation (maximum $220,000 for 2006). In general, such compensation is matched at rates ranging from 25% to 150%, depending on the length of the partner’s service with the Company, with an offset for matching contributions made on the partner’s behalf to the 401(k) plan. Annual matching contributions to the 401(k) plan on behalf of partners considered highly compensated are limited to $300.

1997 Deferred Stock Plan.  Pursuant to the Company’s 1997 Deferred Stock Plan, key partners designated by the Committee could elect to defer gains from stock option exercises by being credited with deferred stock units payable in shares of Common Stock upon the expiration of the deferral period specified in the election form submitted by the executive. In September 1997, Mr. Schultz elected to defer until December 2007 (or earlier if his employment with the Company terminates) receipt of 3,394,184 shares of Common Stock (as adjusted for stock splits since 1997), which represents the net number of shares of Common Stock issuable to him upon the exercise of stock options originally granted to him in December 1992. In November 2006, with the consent of the Committee, Mr. Schultz elected to re-defer receipt of the deferred shares until December 2012 (or earlier if his employment with the Company terminates), subject to any additional deferral elections made in accordance with the terms and conditions of the 1997 Deferred Stock Plan and approved by the Committee.

Review of All Components of Executive Compensation.  The Committee and the Independent Directors have reviewed information about all components of the compensation provided to the Company’s executive officers, including base salary, annual bonus, equity compensation (including realized gains and accumulated unrealized values on stock options), perquisites and other personal benefits, the accumulated balance under the

Company’s non-qualified deferred compensation program, and the effect of retirement and change in control of the Company on stock option vesting. A summary of the Company’s compensation programs, practices and internal controls, and tables quantifying the estimated values of these components for each executive, were presented to and reviewed by the Committee.

Compliance with Section 162(m) of the Internal Revenue Code.  Section 162(m) disallows a federal income tax deduction to publicly held companies for certain compensation paid to the company’s chief executive officer and four other most highly compensated executive officers to the extent that compensation exceeds $1 million per executive officer covered by Section 162(m) in any fiscal year. The limitation applies only to compensation that is not considered “performance-based” as defined in the Section 162(m) rules.

In designing the Company’s compensation programs, the Committee carefully considers the effect of Section 162(m) together with other factors relevant to the Company’s business needs. The Company has historically taken, and intends to continue taking, appropriate actions, to the extent it believes desirable, to preserve the deductibility of annual incentive and long-term performance awards. However, the Committee has not adopted a policy that all compensation paid must be tax-deductible and qualified under Section 162(m).

Base Salary.  The Company believes that the 2006 base salary paid to the individual executive officers covered by Section 162(m) will not exceed the Section 162(m) limit and will be fully deductible under Section 162(m), except for $143,691 of the salary paid to the chairman.

Annual Incentive Bonus.  The EMB Plan, as in effect during fiscal 2006, was designed to enable at least 80% of the target amounts of incentive bonuses paid to the covered officers (100% for the chairman and the president and chief executive officer) to qualify as Section 162(m) performance-based and therefore be deductible under Section 162(m).

Stock Options.  Stock options granted to the executive officers covered by Section 162(m) are designed to qualify as Section 162(m) performance-based compensation, and the executive officer’s gain upon exercise of the options will therefore be fully deductible under Section 162(m).

Other.  Other compensation paid to the executive officers covered by Section 162(m) that is not considered “performance-based” under Section 162(m) is not deductible to the extent that it, together with other non-performance based compensation, exceeds $1 million in any fiscal year. For fiscal 2006, these amounts included the chairman’s (i) income imputed for personal use of corporate aircraft and life and long-term disability insurance premiums paid by the Company and (ii) payment to replace a split-dollar life insurance benefit formerly provided to him, as more fully explained on pages 27-28 of this proxy statement.

Committee Membership in Fiscal 2006.  Each of the current members of the Committee served on the Committee for the entirety of fiscal 2006.

Compensation and Management Development
Committee

Barbara Bass (Chair)
William W. Bradley
Olden Lee
Myron E. Ullman, III

Performance Comparison Graph

The following graph depicts the Company’s total return to shareholders from September 30, 2001 through October 1, 2006, relative to the performance of (i) the Standard & Poor’s 500 Index, (ii) the NASDAQ Composite Index, and (iii) the Standard & Poor’s 500 Consumer Discretionary Sector, a peer group that includes Starbucks. All indices shown in the graph have been reset to a base of 100 as of September 30, 2001, assume an investment of $100 on that date and the reinvestment of dividends paid since that date. The Company has never paid cash dividends on its Common Stock. The points represent index levels based on the last trading day of the Company’s fiscal year. The chart set forth below was prepared by Research Data Group, Inc., which holds a license to provide the indices used herein. The stock price performance shown in the graph is not necessarily indicative of future price performance.

	09/30/01	09/29/02	09/28/03	10/03/04	10/02/05	10/01/06
Starbucks Corporation	$100	$141	$198	$316	$335	$456
Standard & Poor’s 500	$100	$80	$99	$113	$126	$140
NASDAQ Composite	$100	$81	$121	$131	$150	$160
Standard & Poor’s Consumer Discretionary	$100	$89	$109	$124	$131	$142

Summary Compensation Table

The following table sets forth the compensation paid to or earned by (including deferred amounts) (i) the Company’s president and chief executive officer and (ii) the Company’s four other most highly compensated executive officers in fiscal 2006 (collectively, the “Named Executive Officers”), during each of the Company’s last three fiscal years.

						Long-Term
		Annual Compensation				Compensation
					Other	Number of
					Annual	Securities		All Other
	Fiscal	Salary	Bonus		Compensation	Underlying		Compensation
Name and Principal Position	Year	($)	($)(1)		($)(2)	Options(3)		($)(4)

James L. Donald	2006	978,846	2,000,000		26,666	966,469		2,100
president and	2005	887,308	1,800,000		8,024	800,000		2,050
chief executive officer	2004	832,308	1,404,000	(5)	83,611	600,000		—
Howard Schultz	2006	1,190,000	2,380,000		950,521	966,469		278,224
chairman	2005	1,176,269	2,380,000		683,831	1,000,000		243,460
	2004	1,179,154	2,490,000	(6)	726,538	1,100,000		3,000
Martin Coles	2006	629,712	825,500		11,670	120,808		46
president,	2005	607,885	786,656		6,892	100,000		300
Starbucks Coffee	2004	265,385	530,000	(7)	502,294	400,000		—
International
Michael Casey	2006	622,308	635,000		36,667	400,000	(9)	6,300
executive vice president,	2005	571,827	574,138		19,764	—		6,150
chief financial officer and	2004	555,192	585,000	(8)	8,489	1,050,000	(9)	5,700
chief administrative officer
David A. Pace	2006	465,769	470,000		4,204	86,982		1,800
executive vice president,	2005	445,769	450,000		3,107	110,000		2,050
Partner Resources	2004	424,231	470,000	(10)	187,633	160,000		2,000

(1)	The amounts shown represent annual bonuses paid to each Named Executive Officer under the EMB Plan for performance during each of the fiscal years shown, except as noted by additional footnote.

(2)	As shown in the table below, “Other Annual Compensation” for some of the Named Executive Officers includes the aggregate incremental cost to the Company of one or more of: (A) personal use by executives, their families and invited guests of Company aircraft (“Aircraft”); (B) security services (“Security”); (C) relocation and temporary housing expenses paid to the Named Executive Officer (“Relo”); (D) a physical examination provided to the Named Executive Officer (“Physical”); (E) imputed income for group life insurance premiums paid by the Company for greater coverage than is provided to partners generally (“Life”); and (F) imputed income for long-term disability insurance premiums paid by the Company for greater coverage than is provided to partners generally (“Disability”). Amounts in fiscal 2004 and fiscal 2005 for “Life” and “Disability” have been reclassified from “All Other Compensation.” Additional information regarding each item, including the methodology used for calculating incremental cost where such methodology may not be readily apparent, is set forth below.

•	Aircraft. The Company calculates the aggregate incremental cost of the personal use of Company aircraft based on a methodology that includes the average weighted cost of fuel, crew hotels and meals, on-board catering, trip-related maintenance, landing fees, trip-related hangar/parking costs and smaller variable costs. Because Company aircraft are used primarily for business travel, the methodology excludes the fixed costs that do not change based on usage, such as pilots’ salaries, the purchase or lease costs of the aircraft and the cost of maintenance not related to personal travel. Executives and their families and invited guests occasionally fly on Company aircraft as additional passengers on business flights or personal flights requested by a different executive. In those cases, the aggregate incremental cost to the Company is a de minimis amount and so no amount is reflected in the table, except for the Named Executive Officer, if any, who requested a personal flight.

•	Security. Under the Company’s executive security program, Messrs. Donald, Schultz and Coles have been provided security services, including home security systems and monitoring and, in the case of Mr. Schultz, personal security services. The Company provides these security services for the Company’s benefit and considers the related expenses to be appropriate business expenses. However, because SEC guidance states that an item is a perquisite if it confers a direct or indirect benefit that has a personal aspect, without regard to whether it may be provided for some business reason or for the convenience of the Company (unless it is generally available on a non-discriminatory basis to all partners), the Company is reporting these expenses as “Other Annual Compensation.”

•	Relo. The Company agreed to pay the relocation and temporary housing expenses identified in the table below in connection with recruiting Messrs. Donald, Coles and Pace to join the Company. For Mr. Pace, “Relo” for fiscal 2004 represents the amount paid to Mr. Pace for expenses related to the sale of his house in connection with his relocation to Seattle after joining the Company.

•	Physical. The Company offers to pay for an annual physical examination for each executive officer. Amounts shown in the table below represent the aggregate incremental cost to the Company of examinations provided.

Other Annual Compensation ($) (footnote 2 continued)

Name	Fiscal Year	Aircraft	Security	Relo	Physical	Life	Disability	Total

James L. Donald	2006	10,899	9,047	—	—	5,520	1,200	26,666
	2005	—	4,092	—	—	2,732	1,200	8,024
	2004	—	62,441	16,879	988	2,460	843	83,611
Howard Schultz	2006	475,685	467,759	—	—	5,877	1,200	950,521
	2005	265,808	413,734	—	—	3,089	1,200	683,831
	2004	199,928	522,372	—	—	3,038	1,200	726,538
Martin Coles	2006	—	4,408	—	844	5,218	1,200	11,670
	2005	—	2,000	941	678	2,430	843	6,892
	2004	—	—	501,600	—	467	227	502,294
Michael Casey	2006	18,484	—	—	895	15,821	1,467	36,667
	2005	9,473	—	—	771	8,134	1,386	19,764
	2004	—	—	—	1,082	6,021	1,386	8,489
David A. Pace	2006	—	—	—	844	2,517	843	4,204
	2005	—	—	—	482	1,782	843	3,107
	2004	—	—	184,457	936	1,610	630	187,633

(3)	Amounts shown for number of securities underlying options have been adjusted to give effect to the Company’s two-for-one stock split on October 21, 2005.

(4)	As shown in the table below, “All Other Compensation” for some of the Named Executive Officers includes: (A) matching contributions by the Company to the Company’s 401(k) Plan on behalf of the Named Executive Officer (“401(k)”); (B) matching contributions by the Company to the MDCP on behalf of the Named Executive Officer (“MDCP”); and (C) for Mr. Schultz, payments in consideration for the replacement of a split-dollar life insurance benefit formerly provided by the Company, as more fully explained on pages 27-28 of this proxy statement (“Other”). Due to a change in the timing of when the Company credits participants in the 401(k) Plan with matching contributions, no matching contributions were awarded during fiscal 2006.

All Other Compensation ($) (footnote 4 continued)

Name	Fiscal Year	401(k)	MDCP	Other	Total

James L. Donald	2006	—	2,100	—	2,100
	2005	—	2,050	—	2,050
	2004	—	—	—	—
Howard Schultz	2006	—	2,850	275,374	278,224
	2005	300	2,775	240,385	243,460
	2004	300	2,700	—	3,000
Martin Coles	2006	—	46	—	46
	2005	300	—	—	300
	2004	—	—	—	—
Michael Casey	2006	—	6,300	—	6,300
	2005	—	6,150	—	6,150
	2004	—	5,700	—	5,700
David A. Pace	2006	—	1,800	—	1,800
	2005	300	1,750	—	2,050
	2004	300	1,700	—	2,000

(5)	The amount shown includes a $60,000 discretionary bonus paid in recognition of extraordinary performance during the first quarter of fiscal 2004.

(6)	The amount shown includes a $110,000 discretionary bonus paid in recognition of extraordinary performance during the first quarter of fiscal 2004.

(7)	The amount shown includes a $200,000 hiring bonus.

(8)	The amount shown includes a $25,000 discretionary bonus paid in recognition of extraordinary performance during the first quarter of fiscal 2004.

(9)	In fiscal 2004, the Compensation Committee recommended and a panel of Independent Directors approved a grant to Mr. Casey of an option to purchase three times the number of shares he otherwise would have been granted, with standard vesting in equal annual installments over three years. The Company did not expect to grant Mr. Casey additional stock options prior to fiscal 2007. However, for retention purposes, in the first quarter of fiscal 2006 the Compensation Committee recommended and a panel of Independent Directors approved an additional stock option grant to Mr. Casey to purchase 400,000 shares of Common Stock. These additional stock options will vest in full on November 16, 2007, after the option granted in fiscal 2004 vested in full on October 1, 2006.

(10)	The amount shown includes a $40,000 discretionary bonus paid in recognition of extraordinary performance during the first quarter of fiscal 2004.

Stock Option Grants in Fiscal 2006

The following table sets forth information regarding options to purchase shares of Common Stock granted to the Named Executive Officers during fiscal 2006. The amounts shown for each Named Executive Officer below as potential realizable values are based entirely on hypothetical annualized rates of stock appreciation of five percent and ten percent compounded over the full ten-year terms of the options. These assumed rates of growth were selected by the SEC for illustration purposes only and are not intended to predict future stock prices, which will depend upon overall stock market conditions and the Company’s future performance and prospects. Consequently, there can be no assurance that the Named Executive Officers will receive the potential realizable values shown in this table.

Option Grants in Fiscal 2006(1)

						Potential Realizable Value
	Number of					at Assumed Annual Rates of
	Securities		Percent of			Stock Price Appreciation
	Underlying		Total Options			for Option Term
	Options		Granted to	Exercise Price		Five Percent	Ten Percent
Name	Granted		Employees	per Share	Expiration Date	($)	($)

James L. Donald	966,469	(2)	7.2	$30.42	11/16/15	18,489,494	46,856,008
Howard Schultz	966,469	(2)	7.2	$30.42	11/16/15	18,489,494	46,856,008
Martin Coles	120,808	(3)	0.9	$30.42	11/16/15	2,311,175	5,856,971
Michael Casey	400,000	(4)	3.0	$30.42	11/16/15	7,652,390	19,392,658
David A. Pace	86,982	(5)	0.7	$30.42	11/16/15	1,664,050	4,217,030

(1)	Stock options granted to the executive officers are typically granted in the first quarter of each fiscal year and reflect the Company’s and such officers’ performance for the prior fiscal year. All stock options shown in this table were granted under the 2005 Key Employee Sub-Plan to the Starbucks Corporation 2005 Long-Term Equity Incentive Plan (the “2005 Key Employee Plan”) and have an exercise price equal to the closing market price of the underlying Common Stock on the date of grant. The stock options will become fully vested and exercisable (i) if the executive terminates his employment after the age of 55 and at least 10 years of credited service with the Company (other than with respect to Mr. Casey, as explained in note 4 below), and (ii) upon a change in control of the Company, under the circumstances described on page 27 of this proxy statement relative to the 2005 Key Employee Plan.

(2)	Mr. Donald’s and Mr. Schultz’s options become exercisable in one 322,157 share increment on November 16, 2006 and two 322,156 share increments on November 16, 2007 and 2008, respectively.

(3)	Mr. Coles’s options become exercisable in one 40,270 share increment on November 16, 2006 and two 40,269 share increments on November 16, 2007 and 2008, respectively.

(4)	Mr. Casey’s options become exercisable in full on November 16, 2007. Mr. Casey voluntarily agreed that the grant agreement for the options shown would specifically exclude the provisions of the 2005 Key Employee Plan that would cause the options shown to vest in full if he terminates his employment after the age of 55 and at least 10 years of credited service with the Company, which he had already attained at the time of grant.

(5)	Mr. Pace’s options become exercisable in three 28,994 share increments on November 16, 2006, 2007 and 2008, respectively.

Exercises of Stock Options in Fiscal 2006

The following table sets forth information regarding stock option exercises during fiscal 2006 by the Named Executive Officers and the value of each Named Executive Officer’s exercised and unexercised stock options on October 1, 2006.

Aggregated Option Exercises in Fiscal 2006 and Fiscal Year-End Option Values

					Value of Unexercised
	Shares		Number of Securities		In-the-Money Options at
	Acquired	Value	Underlying Unexercised		Fiscal Year End(2)
	on Exercise	Realized(1)	Options at Fiscal Year End		($)
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

James L. Donald	150,000	2,916,116	1,666,667	1,549,802	28,459,369	11,774,513
Howard Schultz	3,160,060	99,405,779	14,143,107	1,299,802	367,494,271	5,751,614
Martin Coles	100,000	1,703,350	166,667	354,141	1,893,669	3,552,864
Michael Casey	—	—	2,105,832	400,000	46,026,207	1,452,000
David A. Pace	80,000	1,941,948	433,334	123,648	8,364,738	562,507

(1)	Value realized is calculated by subtracting the aggregate exercise price of the options exercised from the aggregate market value of the shares of Common Stock acquired on the date of exercise.

(2)	The value of unexercised options is calculated by subtracting the aggregate exercise price of the options from the aggregate market value of the shares of Common Stock subject thereto as of September 29, 2006 (the last trading day prior to the Company’s fiscal year end on October 1, 2006). These values are provided pursuant to SEC rules, but there can be no guarantee that, if and when these stock options are exercised, they will have this value.

Equity Compensation Plan Information

The following table provides information as of October 1, 2006 regarding total shares subject to outstanding stock options and purchase rights and total additional shares available for issuance under the Company’s existing equity incentive and employee stock purchase plans.

	(a)	(b)	(c)
			Number of Securities
			Remaining Available for
	Number of Securities	Weighted-Average	Future Issuance Under
	to be Issued Upon	Exercise Price of	Equity Compensation
	Exercise of	Outstanding	Plans (Excluding
	Outstanding Options,	Options, Warrants	Securities Reflected in
Plan Category	Warrants and Rights	and Rights	Column (a))

Equity compensation plans approved by security holders	57,436,083	$17.20	83,975,375
Equity compensation plans not approved by security holders	11,983,788	$15.08	2,444,852

Total	69,419,871	$16.83	86,420,227	(1)

(1)	Includes 18,154,482 shares remaining available for issuance under employee stock purchase plans and 68,265,745 shares under equity incentive plans.

The shares to be issued under plans not approved by shareholders relate to the Company’s 1991 Company-Wide Stock Option Plan (the “1991 Bean Stock Plan”), the Company’s UK Share Save Plan and the Company’s UK Share Incentive Plan, the successor to the UK Share Save Plan.

The 1991 Bean Stock Plan is the Company’s former broad-based stock option plan and provided for the annual issuance of stock options to eligible partners. The 1991 Bean Stock Plan was approved and adopted by the Board in 1991 and did not require shareholder approval. Generally, options were granted annually under the 1991 Bean Stock

Plan. These grants required Board approval, were linked to performance goals of the Company and were granted to partners as a percentage of base salary. The 1991 Bean Stock Plan was effectively replaced by the 2005 Company-Wide Sub-Plan to the Starbucks Corporation 2005 Long-Term Equity Incentive Plan. The Starbucks Corporation 2005 Long-Term Equity Incentive Plan was approved by the Company’s shareholders on February 9, 2005.

The Company’s UK Share Save Plan, which is a Save-As-You-Earn plan approved by Her Majesty’s Revenue & Customs of the United Kingdom, allows eligible partners in the United Kingdom to save for a three-year period through payroll deductions toward the purchase of the Common Stock at a discount from the fair market value on the first day of business of a three-year offering period. The total number of shares issuable under the plan is 1,200,000, of which 133,278 were issued as of October 1, 2006. During fiscal 2003, the Compensation Committee accepted the recommendation of management to suspend future offerings under the UK Share Save Plan, and effectively replaced the UK Share Save Plan with the UK Share Incentive Plan in fiscal 2004. The last offering under the UK Share Save Plan was in December 2002 and matured in February 2006. As a result, no additional shares will be issued under the UK Share Save Plan.

The Company’s UK Share Incentive Plan, which is a plan approved by Her Majesty’s Revenue & Customs of the United Kingdom, allows eligible partners in the United Kingdom to purchase shares of the Common Stock through payroll deductions during six-month offering periods at the lower of the market price at the beginning and the market price at the end of the offering period. The Company awards one matching share for each six shares purchased under the plan. The total number of shares issuable under the plan is 1,400,000, of which 21,870 shares were issued as of October 1, 2006.

Employment, Severance and Change-in-Control Arrangements

Employment Arrangements

James L. Donald, Martin Coles, Michael Casey and David A. Pace

Each of Messrs. Donald, Coles, Casey and Pace has entered into a letter agreement with the Company describing the material terms of his employment. Each letter agreement was entered into, in part, in order to terminate the respective executive’s severance benefits under his original employment offer letter from the Company. Mr. Donald and the Company entered into his current letter agreement primarily in connection with his promotion to president and chief executive officer. Messrs. Donald, Coles, Casey and Pace (i) are employed at-will without any guaranteed term or severance protection, (ii) continue to be eligible to participate in bonus, equity incentive and benefit plans as determined by the eligibility criteria set forth in those plans, and (iii) have no other special benefits or protections under their agreements other than the maximum life insurance benefit offered by the Company (currently $2,000,000). Mr. Donald’s letter also memorializes the additional stock option grant he received in connection with his promotion to president and chief executive officer.

Severance Arrangements

None of the Company’s executive officers, including the Named Executive Officers, has a severance arrangement with the Company pursuant to which any of them would be entitled to receive a severance payment in the event he or she is terminated by the Company. As noted above, since the beginning of fiscal 2005, each of Messrs. Donald, Coles, Casey and Pace entered into a new employment letter agreement with the Company which removed his severance protection.

Change-in-Control Arrangements

None of the Named Executive Officers will be entitled to any payment or accelerated benefit in connection with a change-in-control of the Company, or a change in his responsibilities following a change-in-control of the Company, except for accelerated vesting of stock options issued under the Company’s Amended and Restated Key Employee Stock Option Plan — 1994 (the “1994 Key Employee Plan”) for options granted prior to February 2005 and under the 2005 Key Employee Plan for options granted February 2005 and later.

The 1994 Key Employee Plan is a “single trigger” plan, meaning that option acceleration occurs upon a change-in-control of the Company even if the partner (employee) remains with the Company after the control change. Under the 1994 Key Employee Plan, all unvested stock options vest immediately under the following circumstances:

(i) anyone acquires 25% or more of the stock of the Company (other than directly from the Company);

(ii) a turnover of at least one-third of the members of the Board (not including new Board members who are approved by at least two-thirds of the then-current Board);

(iii) upon the execution of a definitive agreement for a merger (or similar transaction), except if (a) the shareholders of the Company immediately prior to such transaction continue to own at least 50% of the voting stock, in substantially the same proportion, of the surviving company, (b) at least two-thirds of the board of directors of the surviving corporation (or its holding company) is comprised of members of the Company’s Board immediately prior to the transaction, and (c) no third party gains control of 25% or more of the surviving company;

(iv) the consummation of a complete liquidation or dissolution of the Company; or

(v) upon the execution of a definitive agreement for the sale or other disposition of all or substantially all of the Company’s assets.

The 2005 Key Employee Plan is a “double trigger” plan, meaning that for option acceleration to occur, a change-in-control must take place and, if options are assumed or substituted with stock options of the surviving company, the partner must be terminated or resign for good reason within one year after the control change. Under the 2005 Key Employee Plan, all unvested stock options vest immediately under the following circumstances:

(i) upon the occurrence of a sale, liquidation or other disposition of all or substantially all of the Company’s assets;

(ii) with respect to any partner who resigns for good reason (as defined in the plan) or is terminated, in each case within one year after anyone acquires 25% or more of the stock of the Company (other than a Board-approved transaction) or after a turnover of a majority of the members of the Board in any 36-month period (not including new Board members who are approved by at least two-thirds of the then-current Board);

(iii) upon the occurrence of a merger (or similar transaction) in which the shareholders of the Company immediately prior to such transaction do not continue to own at least 50% of the voting stock of the surviving company, where outstanding stock options of the Company are not assumed or substituted with stock options of the surviving company; and

(iv) with respect to any partner who resigns for good reason (as defined in the plan) or is terminated, in each case within one year after a merger (or similar transaction) in which the shareholders of the Company immediately prior to such transaction do not continue to own at least 50% of the voting stock of the surviving company, where outstanding stock options of the Company are assumed or substituted with stock options of the surviving company.

Certain Relationships and Related Transactions

In April 2001, Mr. Schultz and a group of investors organized as The Basketball Club of Seattle, LLC (“The Basketball Club”) purchased the franchises for the Seattle Sonics and the Seattle Storm basketball teams. Until October 2006, Mr. Schultz held a controlling ownership interest in the teams. The Basketball Club assumed pre-existing team sponsorship agreements between the former owners of the franchises and the Company. During fiscal 2005 and fiscal 2006, the Company entered into new sponsorship agreements with respect to sponsorship of the Seattle Sonics and Seattle Storm, respectively. Pursuant to such agreements, the Company paid The Basketball Club an aggregate of $571,200 in fiscal 2006.

On February 11, 2005, the Company entered into a letter agreement with Mr. Schultz and the trustee for the Schultz Irrevocable Trust and the Howard D. Schultz Irrevocable Trust to terminate split-dollar life insurance agreements with each of the trusts and the underlying life insurance policies. The Company agreed to compensate Mr. Schultz annually for the benefit he lost as a result of the termination of the agreements, for so long as he remains a full-time employee of the Company. The amount of additional compensation equals the Company’s annual premium obligation as of the date of the agreement with an adjustment for related federal income tax consequences. The Company paid Mr. Schultz $275,374 in fiscal 2006 pursuant to this agreement. The Company and Schultz trusts also have agreed to split evenly shares of stock that were issued to policyholders in connection with a reorganization of the insurer.

Mr. Behar, a member of the Board of Directors who had previously retired as an executive of the Company in 1999, returned to serve as the Company’s president, North America from September 2001 through December 2002. Mr. Behar and the Company entered into an agreement in May 2003 pursuant to which Mr. Behar deferred $1.8 million in compensation earned by him as president, North America, and agreed to serve as an advisor to the Company for a salary of $25,000 per year. In December 2005, Mr. Behar and the Company amended the agreement to provide that the Company (i) would pay Mr. Behar a lump sum of approximately $1.1 million, which represents the full amount of his previously unpaid deferred compensation, (ii) continue to employ Mr. Behar as an advisor at an annual salary of $25,000 through October 31, 2010, and (iii) so long as Mr. Behar remains employed under the agreement, grant Mr. Behar an annual award under the 2005 Key Employee Plan having a fair value of $105,000 on the grant date. Awards under the 2005 Key Employee Plan that are subject to vesting will vest in full on the first anniversary of the grant date if Mr. Behar remains employed at that time and, if in the form of stock options, will have an exercise price equal to the fair market value of the Common Stock on the grant date. If Mr. Behar dies before the end of the term, his spouse (or estate, if his spouse does not survive him) will be entitled to the full amount that Mr. Behar would have received through the full term of the agreement. Before Mr. Behar’s agreement was amended, on November 16, 2005 the Company granted Mr. Behar an option to purchase 10,000 shares of Common Stock with an exercise price of $30.42 per share. Like the stock options granted to non-employee directors on the same day, the options granted to Mr. Behar vested in full on November 16, 2006. Mr. Behar voluntarily agreed that the grant agreement for these stock options would specifically exclude the provisions of the 2005 Key Employee Plan that would cause the options to vest in full if he terminates his employment after the age of 55 and at least 10 years of credited service with the Company, which he had already attained at the time of grant.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who beneficially own more than 10% of the Common Stock, to file with the SEC initial reports of beneficial ownership (“Forms 3”) and reports of changes in beneficial ownership of Common Stock and other equity securities of the Company (“Forms 4”). To the Company’s knowledge, no one beneficially owns more than 10% of the Common Stock. Directors, executive officers and greater than 10% shareholders of the Company are required by SEC rules to furnish to the Company copies of all Section 16(a) reports that they file. The Company files Section 16(a) reports on behalf of its directors and executive officers to report their initial and subsequent changes in beneficial ownership of Common Stock. To the Company’s knowledge, based solely on a review of the reports filed on behalf of its directors and executive officers by the Company and written representations from such persons that no other reports were required, all Section 16(a) filing requirements applicable to its directors and executive officers were complied with for fiscal 2006.

PROPOSAL 2 — APPROVAL OF THE MATERIAL TERMS OF THE COMPANY’S
EXECUTIVE MANAGEMENT BONUS PLAN

Introduction

At the Annual Meeting, the Company’s shareholders will be requested to consider and act upon a proposal to approve the material terms of the Executive Management Bonus Plan, as amended and restated effective September 19, 2006 (the “EMB Plan”), a copy of which is attached as Appendix A.

The Company’s Board of Directors approved amendments to the EMB Plan in September 2006, and recommended that shareholders also approve the material terms of the EMB Plan. The purpose of the EMB Plan is to increase shareholder value by providing an incentive for the achievement of goals that support Starbucks strategic plan. Although no shareholder approval is required for the Company to enact and maintain a bonus plan for its executives, shareholder approval of the material terms of the EMB Plan is required at least every five years to qualify bonuses payable under the EMB Plan for tax deductibility by the Company. Accordingly, shareholders are being asked to approve the material terms of the EMB Plan because they last approved its material terms at the 2002 Annual Meeting of Shareholders.

Description

Set forth below is a summary of the material terms of the EMB Plan that shareholders are being asked to approve.

Administration.  The EMB Plan will be administered by the Compensation Committee. Among other things, the Compensation Committee will have the authority to select participants in the EMB Plan from among the Company’s executive officers and to determine the performance goals, target amounts and other terms and conditions of awards under the EMB Plan. The Compensation Committee also will have the authority to establish and amend rules and regulations relating to the administration of the EMB Plan. All decisions made by the Compensation Committee in connection with the EMB Plan will be made in the Compensation Committee’s sole discretion and will be final and conclusive.

Eligibility.  The Company’s partners serving in positions of executive vice president and above and other senior officers of the Corporation, as designated by the Compensation Committee, are eligible to participate in the EMB Plan. The executive vice president, Partner Resources and the chief executive officer have the authority to recommend participants. The Compensation Committee has the sole authority to designate participants and designated eight participants for fiscal 2007.

Terms of Awards.  Awards under the EMB Plan will be payable upon the achievement during each fiscal year of specified objectives and, if applicable, individual performance goals. At the beginning of each fiscal year, the Compensation Committee will establish the performance goals (both objective and individual) for each plan participant, the relative weighting between the objective and individual performance goals and the target amount of the award that will be earned if the performance goals are achieved in full. After the end of the performance period, the Compensation Committee will certify the extent to which the performance goals are achieved and determine the amount of the award that is payable; provided that the Compensation Committee will have the discretion to determine that the actual amount paid with respect to an award will be less than (but not greater than) the payout calculated under the EMB Plan.

Objective Performance Goals.  The EMB Plan provides that at the beginning of each plan year (the Company’s fiscal year), the Compensation Committee selects one or more specific objective performance measures from among the following: earnings per share, return on capital, sales growth and volume, return on assets, return on equity, net income, operating income, economic profit, expense reduction or controllable expenses, profit margin, total shareholder return, stock price, and free cash flow (collectively, the “Objective Performance Measures”). The September 2006 amendments to the EMB Plan added each of the foregoing other than earnings per share, return on capital, sales growth and volume, and return on assets as Objective Performance Measures. The Compensation Committee then sets within the timeframe specified in the EMB Plan objective performance goals for each participant based on the Objective Performance Measure or Measures selected, together with related target awards.

At the Compensation Committee’s discretion, objective performance goals may differ by participant, relate to performance on a Company-wide or business unit basis, be expressed on an absolute and/or relative basis, and may be based on or employ comparisons based on internal targets, past performance and/or the past or current performance of peer companies. The weighting of the objective performance goals may vary from participant to participant. If the objective performance goals are met, the maximum dollar amount payable to any participant in any one year under the objective performance goals is $3,500,000, which has remained unchanged since shareholders last approved the material terms of the EMB Plan in 2002.

As reported in the Company’s Current Report on Form 8-K filed with the SEC on September 25, 2006, the Compensation Committee and the Independent Directors approved earnings per share (as may be adjusted to exclude the impact of certain items) as the Objective Performance Measure for fiscal 2007. The actual awards to be paid under the EMB Plan cannot be determined at this time since the awards are dependent on the Company’s financial performance for fiscal 2007.

Individual Performance Goals.  The EMB Plan provides further that, for those participants who have individual performance goals for a plan year, the remaining portion of the total bonus payout available to participants is to be based on those individual goals with corresponding percentage weights designed to measure a participant’s achievements. The EMB Plan does not require participants to have individual performance goals. Any individual performance goals may differ from participant to participant and are established for each plan year. As reported in the Company’s Current Report on Form 8-K filed with the SEC on September 25, 2006, the Compensation Committee approved individual performance goals for fiscal 2007 for all participants in the EMB Plan other than the chairman and the president and chief executive officer, whose target bonuses are based on achievement of the fiscal 2007 Objective Performance Measure only.

Target Awards.  The Compensation Committee will determine within the timeframe specified in the EMB Plan the amount of the target awards that will be paid to each plan participant if the objective performance goals and individual performance goals are met and the method by which such amounts will be calculated. The terms of the EMB Plan permit bonus payouts in excess of the target bonus in the event that the Company’s actual financial performance is better than the objective performance goal. For fiscal 2007, each executive officer’s bonus could be up to 200% of the target amount. The specific adjusted earnings per share levels required for increased bonus payouts are based on a scale approved by the Compensation Committee and the Independent Directors.

Reasons for Shareholder Approval

The EMB Plan has been designed to take into account certain limits on the ability of a publicly held corporation to claim tax deductions for compensation paid to certain highly compensated executives. Section 162(m) generally denies a corporate tax deduction for annual compensation exceeding $1 million paid to the chief executive officer and the four other most highly compensated officers of a public corporation. See “Executive Compensation — Compensation and Management Development Committee Report on Executive Compensation” above. However, “performance-based compensation,” which generally means compensation paid solely upon the achievement of objective performance goals, the material terms of which are approved by the shareholders of the paying corporation, will still qualify for a corporate tax deduction without regard to the $1 million limit. The shareholders of the Company are accordingly being asked to approve the material terms of the EMB Plan, as described above. If the EMB Plan is not approved by our shareholders, bonus awards for fiscal 2007 for our chief executive officer and our four other most highly compensated officers will not be paid under the EMB Plan and any discretionary bonuses paid to such individuals may not be deductible under Section 162(m) to the extent that, when combined with other nonexempt compensation, they exceed the $1 million limit.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE MATERIAL TERMS OF THE EMB PLAN.

PROPOSAL 3 — RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Independent Registered Public Accounting Firm Fees

The following table sets forth the aggregate fees billed to the Company by Deloitte for fiscal 2006 and fiscal 2005:

	Fiscal 2006	Fiscal 2005

Audit Fees	$4,828,000	$4,025,000
Audit-Related Fees	113,000	138,000
Tax Fees	93,000	96,000
All Other Fees	—	—

Total	$5,034,000	$4,259,000

Audit Fees consist of fees paid to Deloitte for (i) the audit of the Company’s annual financial statements included in the Annual Report on Form 10-K and review of financial statements included in the Quarterly Reports on Form 10-Q; (ii) the audit of the Company’s internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects; (iii) the attestation of management’s report on the effectiveness of internal control over financial reporting; and (iv) services that are normally provided by Deloitte in connection with statutory and regulatory filings or engagements.

Audit-Related Fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under Audit Fees.  This category includes fees related to audit and attest services not required by statute or regulations, due diligence related to mergers, acquisitions and investments and consultations concerning financial accounting and reporting standards.

Tax Fees consist of fees for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, return preparation, tax audits and customs and duties.

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of Deloitte and has concluded that it is.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of the
Independent Registered Public Accounting Firm

The Audit Committee is responsible for appointing, setting compensation for and overseeing Deloitte’s work. The Audit Committee has established a policy requiring its pre-approval of all audit and permissible non-audit services provided by Deloitte. The policy is available at www.starbucks.com/aboutus/corporate  governance.asp. The policy provides for the general pre-approval of specific types of services and gives detailed guidance to management as to the specific services that are eligible for general pre-approval, and provides specific cost limits for each such service on an annual basis. The policy requires specific pre-approval of all other permitted services. For both types of pre-approval, the Audit Committee considers whether such services are consistent with the rules of the SEC on auditor independence. The Audit Committee’s charter delegates to its Chair the authority to address any requests for pre-approval of services between Audit Committee meetings, and the Chair must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The policy prohibits the Audit Committee from delegating to management the Audit Committee’s responsibility to pre-approve any permitted services.

Requests for pre-approval for services that are eligible for general pre-approval must be detailed as to the services to be provided and the estimated total cost and are submitted to the Company’s controller. The controller then determines whether the services requested fall within the detailed guidance of the Audit Committee in the policy as to the services eligible for general pre-approval. Deloitte and management must report to the Audit Committee on a timely basis regarding the services provided by Deloitte in accordance with general pre-approval.

None of the services related to the Audit-Related Fees or Tax Fees described above was approved by the Audit Committee pursuant to the waiver of pre-approval provisions set forth in applicable rules of the SEC.

The Audit Committee requests that shareholders ratify its selection of Deloitte to serve as the Company’s independent registered public accounting firm for fiscal 2007. Deloitte audited the consolidated financial statements of the Company and management’s report on internal control over financial reporting for fiscal 2006. Representatives of Deloitte will be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and to respond to questions by shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR FISCAL 2007.

OTHER BUSINESS

The Board of Directors knows of no other matters to be brought before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, however, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment.

PROPOSALS OF SHAREHOLDERS

Shareholder proposals intended for inclusion in the Company’s fiscal 2007 proxy statement and acted upon at the Company’s 2008 Annual Meeting of Shareholders (the “2008 Annual Meeting”) must be received by the Company at its executive offices at 2401 Utah Avenue South, Mail Stop S-LA1, Seattle, Washington 98134, Attention: Corporate Secretary, on or prior to September 19, 2007.

Shareholder proposals submitted for consideration at the 2008 Annual Meeting but not submitted for inclusion in the Company’s fiscal 2007 proxy statement, including shareholder nominations for candidates for election as directors, generally must be received by the Company at its executive offices on or prior to September 19, 2007 in order to be considered timely under SEC rules and the Company’s Amended and Restated Bylaws. However, if the date of the 2008 Annual Meeting is a date that is not within 30 days before or after March 21, 2008, the anniversary date of the Annual Meeting, notice by the shareholder of a proposal must be received no later than the close of business on the 10th calendar day after the first to occur of (i) the day on which notice of the 2008 Annual Meeting is mailed or (ii) public disclosure of the date of the 2008 Annual Meeting is made, including disclosure in a Quarterly Report on Form 10-Q filed by the Company with the SEC. Under applicable rules of the SEC, the Company’s management may vote proxies in their discretion regarding these proposals if (1) the Company does not receive notice of the proposal on or prior to September 19, 2007, or (2) the Company receives written notice of the proposal on or prior to September 19, 2007, describes the proposal in the Company’s proxy statement relating to the 2008 Annual Meeting and states how the management proxies intend to vote with respect to such proposal.

SHAREHOLDERS SHARING THE SAME ADDRESS

The Company has adopted a procedure called “householding,” which has been approved by the SEC. Under this procedure, the Company will deliver only one copy of the Company’s Annual Report to shareholders for fiscal 2006 (the “2006 Annual Report”) and this proxy statement to multiple shareholders who share the same address (if they appear to be members of the same family) unless the Company has received contrary instructions from an affected shareholder. Shareholders who participate in householding will continue to receive separate proxy cards. This procedure reduces the Company’s printing costs, mailing costs and fees, and also supports Starbucks environmental goals set forth in our annual report on Corporate Social Responsibility.

The 2006 Annual Report and this proxy statement are available at the Company’s web site at http://investor.starbucks.com. The Company will deliver promptly upon written or oral request a separate copy of the 2006 Annual Report and this proxy statement to any shareholder at a shared address to which a single copy of either of those documents was delivered. To receive a separate copy of the 2006 Annual Report or this proxy statement, shareholders should contact the Company at:

Investor Relations
Starbucks Corporation
2401 Utah Avenue South, Mail Stop: FP1
Seattle, Washington 98134-1435
(206) 318-7118
investorrelations@starbucks.com
http://investor.starbucks.com

If you are a shareholder, share an address and last name with one or more other shareholders and would like either to request delivery of a single copy of the Company’s annual reports or proxy statements for yourself and other shareholders who share your address or to revoke your householding consent and receive a separate copy of the Company’s annual report or proxy statement in the future, please contact Automatic Data Processing, Inc.

(“ADP”), either by calling toll free at (800) 542-1061 or by writing to ADP, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.

A number of brokerage firms have instituted householding. If you hold your shares in “street name,” please contact your bank, broker or other holder of record to request information about householding.

ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K

The 2006 Annual Report, including the Company’s fiscal 2006 Form 10-K and Amendment No. 1 on Form 10-K/A (the “2006 Form 10-K”) (which is not a part of the Company’s proxy soliciting materials), is being mailed to the Company’s shareholders with this proxy statement. The 2006 Form 10-K and the exhibits filed with it are available at the Company’s web site at http://investor.starbucks.com. Upon request by any shareholder to Investor Relations at the address listed above, a copy of any or all exhibits to the 2006 Form 10-K will be furnished for a fee which will not exceed the Company’s reasonable expenses in furnishing the exhibits.

By Order of the Board of Directors,

Paula E. Boggs
secretary

Seattle, Washington
January 17, 2007

Appendix A

EXECUTIVE MANAGEMENT BONUS PLAN
AMENDED AND RESTATED EFFECTIVE SEPTEMBER 19, 2006

STARBUCKS CORPORATION

Approval by Shareholders	The material terms of the Objective Performance Goals under this Executive Management Bonus Plan (the “Plan”) will be submitted to the shareholders of Starbucks Corporation (“Starbucks” or the “Company”) on March 21, 2007. Shareholder approval of the Plan is required in order for the bonuses paid upon achievement of the Objective Performance Goals to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code.

Plan Term	Five fiscal years beginning October 2, 2006.

Plan Effective Date	October 2, 2006.

Plan Year	Starbucks fiscal year, which ends on the Sunday closest to September 30.

Purpose	The purpose of the Plan is to increase shareholder value by providing an incentive for the achievement of goals that support Starbucks strategic plan.

Eligibility	Starbucks partners serving in positions of executive vice president and above and other senior officers of the Corporation, as designated by the Compensation and Management Development Committee (the “Compensation Committee”) of the Board of Directors, are eligible to participate in the Plan.

The executive vice president, Partner Resources and the chief executive officer have the authority to recommend Participants. The Compensation Committee has the sole authority to designate Participants.

Eligibility will cease upon termination of the Participant’s employment, withdrawal of designation by the Compensation Committee, transfer to a position compensated otherwise than as provided in the Plan, termination of the Plan by Starbucks, or if the Participant engages, directly or indirectly, in any activity which is competitive with any Starbucks activity.

If a Participant changes from an eligible position to an ineligible position during the Plan Year, eligibility to participate will be at the discretion of the Compensation Committee.

Target Bonus	The Target Bonus for each Participant shall be established by the Compensation Committee no later than ninety (90) days after the beginning of the Plan Year. The Target Bonus shall be the amount that would be paid to the Participant under the Plan if 100% of Objective Performance Goals and 100% of Individual Goals were met. The Target Bonus may be established as a percentage of Base Pay, a specific dollar amount, or according to another method established by the Compensation Committee. The amount of the Target Bonus earned by the Participant shall be based on the achievement of Objective Performance Goals and, if applicable, Individual Performance Goals.

Base Pay is the annual pay rate established for the Participant by Starbucks and in effect on the last day of the Plan Year or, in the case of a deceased or disabled Participant, on the last day of participation in the Plan. Starbucks, in conjunction with the Compensation Committee, may at any time, in its sole discretion, prospectively revise the Participant’s Base Pay.

Goals

• Objective Performance Goals
• In accordance with Section 162(m) of the Internal Revenue Code, the Compensation Committee shall select one or more objective performance goal measures from among Earnings Per Share, Return on Capital, Sales Growth and Volume, Return on Assets, Return on Equity, Net Income, Operating Income, Economic Profit, Expense Reduction or Controllable Expenses, Profit Margin, Total Shareholder Return, Stock Price, and/or Free Cash Flow for the Objective Performance Goals. The Compensation Committee shall select the Objective Performance Goals for each Participant no later than ninety (90) days after the beginning of the Plan Year and while the outcome is substantially uncertain.

• At the Compensation Committee’s discretion, objective performance goals may differ by Participant, relate to performance on a Company-wide or business unit basis, be expressed on an absolute and/or relative basis, and may be based on or employ comparisons based on internal targets, past performance and/or the past or current performance of peer companies.

• The Compensation Committee shall select the amount of the Target Bonus for each Participant that will be determined by achievement of the Objective Performance Goals.

• The Compensation Committee may establish any special adjustments that will be applied in calculating whether the Objective Performance Goals have been met to factor out extraordinary items no later than ninety (90) days after the beginning of the Plan Year and while the outcome is substantially uncertain.

• If the Objective Performance Goals selected by the Compensation Committee are not met, no bonus related to those goals is payable under the Plan.

• Individual Goals	• The portion of the Target Bonus not determined by achievement of the Objective Performance Goals shall be determined by the Participant’s achievement of Individual Goals.

• Each Participant with Individual Goals shall submit such Individual Goals for approval by the Compensation Committee.

• The maximum performance level for each Individual Goal is 100%.

Bonus Payout and Eligibility	Bonus Payout for each Participant is based on the achievement of the Objective Performance Goals and the Individual Goals. A Bonus Payout under this Plan is earned as of the end of the Plan Year and will be paid according to the Plan, if the Participant:

1) remains a Starbucks partner through the end of the Plan Year, unless employment is terminated prior to the end of the Plan Year due to death or disability, and

2) refrains from engaging during the Plan Year, directly or indirectly, in any activity that is competitive with any Starbucks activity.

The Compensation Committee, in its discretion, may determine that the Bonus Payout for any Participant will be less than (but not greater than) the amount earned by such Participant under the Plan.

Bonus Payout Calculation	Within ninety (90) days after the beginning of the Plan Year and while the outcome is substantially uncertain, the Compensation Committee shall review and approve for each Participant: the target bonus; the Objective Performance Goals; and the relative weighting of the Goals for the Plan Year. Those metrics will be used to calculate the Bonus Payout for each Participant. The Compensation Committee shall review the Bonus Payout Calculation for each Participant. The maximum Bonus Payout for the achievement of Objective Performance Goals is $3,500,000, to any one Participant in any plan year.

Bonus Payout Prorations	For any partner who meets eligibility criteria and becomes a Participant after the start of the Plan Year or whose employment with Starbucks is terminated prior to the end of the Plan Year because of disability or death, the Compensation Committee (1) shall prorate the Bonus Payout related to the Objective Performance Goals, and (2) in its discretion, may prorate the Bonus Payout related to Individual Performance Goals. If the Participant is on a leave of absence for a portion of the Plan Year, the Compensation Committee in its discretion may reduce the Participant’s Bonus Payout on a pro-rata basis.

The proration is based on the number of full months during which the Participant participated in the Plan during the Plan Year. Credit is given for a full month if the Participant is eligible for 15 or more calendar days during that month.

If a Participant changes positions within Starbucks during the Plan Year, the Compensation Committee in its discretion may prorate the Participant’s Bonus Payout by the number of months in each position.

Administration	Compensation Committee Responsibilities: Approve the Plan design, Objective Performance Goals, and Individual Goals (if applicable) for each Participant. Determine and certify the achievement of the Objective Performance Goals and Individual Goals. Approve the Bonus Payout calculation and Bonus Payout for each Participant.

In the event of a dispute regarding the Plan, the Participant may seek resolution through the executive vice president, Partner Resources and the Compensation Committee. All determinations by the Compensation Committee shall be final and conclusive.

Bonus Payout Administration	The Bonus Payout will be made as soon as administratively feasible and is expected to be within approximately 75 days after the end of the Plan Year. No amount is due and owing to any Participant before the Compensation Committee has determined the Bonus Payout.

The Company will withhold amounts applicable to federal, state and local taxes, domestic or foreign, required by law or regulation.

Contributions for Future Roast 401(k) and Management Deferred Compensation Plan (MDCP) are deducted from cash Bonus Payouts, based on the Participants’ elections then in effect.

Termination of Employment	The Plan is not a contract of employment for any period of time. Any Participant may resign or be terminated at any time for any or no reason. Employment and termination of employment are governed by Starbucks policy and any applicable employment agreement and not by the Plan.

Revisions to the Plan	The Plan will be reviewed by the executive vice president, Partner Resources and the Compensation Committee on a periodic basis for revisions. Starbucks reserves the right at its discretion with or without notice, to review, change, amend or cancel the Plan, at any time.

Ticketing and Transportation Information for the Starbucks Corporation
Annual Meeting of Shareholders
at
Marion Oliver McCaw Hall
Mercer Street, between Third and Fourth Avenues, Seattle, Washington at
10 a.m. (Pacific Time)
on
Wednesday, March 21, 2007

Reminder:  Each Proxy Statement contains two admission tickets for the Annual Meeting of Shareholders. Each attendee must present an admission ticket enclosed within this Proxy Statement. Doors will open at 8 a.m.

As always, we anticipate a large number of attendees at our Annual Meeting. We have taken several steps to accommodate as many people as possible, including providing additional seating in the main hall and overflow seating in the Exhibition Hall next door to view a live video feed.

Driving directions to the Mercer Street Garage (directly across the street from McCaw Hall):

Driving North or South on Interstate 5 (I-5):  Take Exit 167, the Mercer Street/Seattle Center exit. Following the signs to Seattle Center, turn right onto Fairview Avenue; turn left onto Valley, stay in the center or left lanes; Valley becomes Broad Street; turn right on Fifth Avenue North; turn left on Roy Street; turn left on Third Avenue North and left into parking garage.

Parking Information:  There is plentiful parking in the area surrounding McCaw Hall, which is directly across the street from the Mercer Street Garage. Please see the map below for a variety of parking options:

For additional transportation information, please
visit www.seattlecenter.com/transportation or King
County Metro Online at http://transit.metrokc.gov

PROXY
FOR THE ANNUAL MEETING OF SHAREHOLDERS OF
STARBUCKS CORPORATION
This Proxy Is Solicited On Behalf Of The Board Of Directors
     The undersigned hereby appoints James L. Donald and Paula E. Boggs (collectively, the “Proxies”), and each of them, with full power of substitution, as proxies to vote the shares that the undersigned is entitled to vote at the Annual Meeting of Shareholders of Starbucks Corporation (the “Company”) to be held at Marion Oliver McCaw Hall on Wednesday, March 21, 2007 at 10:00 a.m. (Pacific Time) and at any adjournments thereof. Such shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof and in the Proxies’ discretion on such other matters as may properly come before the meeting or any adjournment thereof.
(Continued and to be marked, dated and signed on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲
You can now access Starbucks Corporation accounts online.
Access to Starbucks Corporation shareholder/stockholder accounts is available online via Investor ServiceDirect® (ISD).
Mellon Investor Services LLC, Transfer Agent for Starbucks Corporation, now makes it easy and convenient to get current information on shareholder accounts.

•	View account status	•	View payment history for dividends
•	View certificate history	•	Make address changes
•	View book-entry information	•	Obtain a duplicate 1099 tax form
		•	Establish/change your PIN
Visit us on the web at http://www.melloninvestor.com
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time
Investor ServiceDirect® is a registered trademark of Mellon Investor Services LLC

Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

	FOR	WITHHOLD
	all nominees listed	AUTHORITY
	(except as withheld)	to vote for nominees listed
1. ELECTION OF DIRECTORS:	☐	☐

Nominees:
01 Howard Schultz	07 Olden Lee
02 Barbara Bass	08 James G. Shennan, Jr.
03 Howard P. Behar	09 Javier G. Teruel
04 William W. Bradley	10 Myron E. Ullman, III
05 James L. Donald	11 Craig E. Weatherup
06 Mellody Hobson
WITHHOLD AUTHORITY to vote for the following Directors:

		FOR	AGAINST	ABSTAIN
2.	Company proposal to approve the material terms of the Company’s Executive Management Bonus Plan.	☐	☐	☐	This proxy, when properly signed, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

3.	Company proposal to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2007.	☐	☐	☐

	YES	NO
I plan to attend the meeting.	☐	☐
IMPORTANT — PLEASE SIGN AND
RETURN PROMPTLY.

Signature(s) x	Dated:	, 2007

When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

▲ FOLD AND DETACH HERE ▲
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting are available through 11:59 PM Eastern Time the day prior to the annual meeting date.
Internet or telephone vote authorizes the named proxies to vote in the same manner as if marked, signed and returned on the proxy card.

INTERNET		TELEPHONE
http://www.proxyvoting.com/sbux		1-866-540-5760
Use the Internet to vote the proxy.	OR	Use any touch-tone telephone to
Have the proxy card in hand when		vote the proxy. Have the proxy
accessing the web site.		card in hand when calling.

If voting by Internet or by telephone, you do NOT need to mail back the proxy card.
To vote by mail, mark, sign and date the proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor SeviceDirect ® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

You can view the Annual Report and Proxy Statement on the
internet at: http://investor.starbucks.com